SCHEDULE 14A INFORMATION
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AMERISTAR CASINOS, INC.

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AMERISTAR CASINOS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 15, 2011

To the Stockholders of Ameristar Casinos, Inc.

Our 2011 Annual Meeting of Stockholders will be held at 8:00 a.m. (local time) on Wednesday, June 15, 2011, at the Vivaldi Room at the Encore Hotel and Casino, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109, for the following purposes:

1.	To elect the two Class A Directors named in the proxy statement to serve for a three-year term;

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011;

3.	To approve an amendment to the Company’s 2009 Stock Incentive Plan;

4.	To approve, on an advisory basis, the compensation of our named executive officers;

5.	To vote, on an advisory basis, for the frequency of future advisory votes on the compensation of our named executive officers; and

6.	To transact any other business that may properly come before the meeting or any adjournments or postponements thereof.

A proxy statement containing information for stockholders is annexed hereto and a copy of our 2010 Annual Report is enclosed herewith.

Our Board of Directors has fixed the close of business on April 18, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

Whether or not you expect to attend the meeting in person, please date and sign the accompanying proxy card and return it promptly in the envelope enclosed for that purpose.

By order of the Board of Directors

Ray H. Neilsen	Gordon R. Kanofsky
Chairman of the Board	Chief Executive Officer and Vice Chairman

Las Vegas, Nevada
May 2, 2011

AMERISTAR CASINOS, INC.
3773 Howard Hughes Parkway
Suite 490 South
Las Vegas, Nevada 89169
(702) 567-7000

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ameristar Casinos, Inc., a Nevada corporation (“we,” “Ameristar” or the “Company”), for use only at our 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 8:00 a.m. (local time) on Wednesday, June 15, 2011, at the Vivaldi Room at the Encore Hotel and Casino, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109, or any adjournments or postponements thereof. We anticipate that this proxy statement and accompanying proxy card will first be mailed to stockholders on or about May 6, 2011.

You may not vote your shares unless the signed proxy card is returned or you make other specific arrangements to have the shares represented at the Annual Meeting. Any stockholder of record giving a proxy may revoke it at any time before it is voted by filing with the Secretary of Ameristar a notice in writing revoking it, by executing a proxy bearing a later date or by attending the Annual Meeting and expressing a desire to revoke the proxy and vote the shares in person. If your shares are held in “street name,” you should consult with your broker or other nominee concerning procedures for revocation. Subject to any revocation, all shares represented by a properly executed proxy card will be voted as you direct on the proxy card. If no choice is specified, proxies will be voted “FOR” the election as Directors of the persons nominated by our Board of Directors, “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2011, “FOR” the amendment to our 2009 Stock Incentive Plan, “FOR” the approval, on an advisory basis, of the compensation of our named executive officers and for, on an advisory basis, future advisory votes on the compensation of our named executive officers to occur every “THREE” years.

In addition to soliciting proxies by mail, Ameristar officers, Directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. We will bear the total cost of solicitation of proxies. Although there are no formal agreements to do so, we anticipate that we will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding any proxy soliciting materials to their principals.

Only stockholders of record at the close of business on April 18, 2011 are entitled to receive notice of and to vote at the Annual Meeting. As of April 18, 2011, there were 58,358,399 shares of our common stock (the “Common Stock”) outstanding, which constituted all of our outstanding voting securities. Each share outstanding on the record date is entitled to one vote on each matter. A majority of the shares of Common Stock outstanding on the record date and represented at the Annual Meeting in person or by proxy will constitute a quorum for the transaction of business.

Directors are elected by a plurality of votes cast, which means the two Director nominees who receive the most votes will be elected. You may not cumulate your votes in the election of Directors. Under Nevada law, the affirmative vote of a majority of the votes actually cast on the proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011, the proposal to approve the amendment to the 2009 Stock Incentive Plan, the proposal to approve, on an advisory basis, the compensation of our named executive officers, the proposal to approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers, and generally on any other proposal that may be presented at the Annual Meeting, will constitute the approval of the stockholders.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal or matter, and so notifies us, because the nominee does not have discretionary voting power with respect to that proposal or matter and has not received voting instructions from the beneficial owner. Abstentions and broker “non-votes” will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but because neither is counted as a vote cast, neither abstentions nor broker “non-votes” will be counted in any of the matters being voted upon at the Annual Meeting. Thus, abstentions and broker “non-votes” will not have any effect on the proposals outlined in this proxy statement.

As of April 18, 2011, the Estate of Craig H. Neilsen, our former Chairman of the Board, Chief Executive Officer and majority stockholder (the “Neilsen Estate”), owned 30,958,400 shares of our Common Stock, which represented approximately 53% of our voting power as of that date. Ray H. Neilsen and Gordon R. Kanofsky, who are Directors and executive officers of Ameristar and the co-executors of the Neilsen Estate, have advised us that they intend to vote all the shares held by the Neilsen Estate on the record date “FOR” the election as Directors of the persons nominated by the Board of Directors, “FOR” the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011, “FOR” the approval of the amendment to the 2009 Stock Incentive Plan, “FOR” the approval, on an advisory basis, of the compensation of our named executive officers and for, on an advisory basis, future advisory votes on the compensation of our named executive officers to occur every “THREE” years. The Neilsen Estate’s vote by itself will be sufficient to cause the election of the Directors nominated by the Board of Directors and the approval of each of the other matters outlined in this proxy statement in accordance with the recommendation of the Board of Directors.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE STOCKHOLDER MEETING
TO BE HELD ON JUNE 15, 2011

The Notice of Annual Meeting of Stockholders, this proxy statement and accompanying proxy card and our 2010 Annual Report to stockholders are also available on our website at www.ameristar.com/investors. You will not be able to vote your proxy on the Internet.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Information Concerning the Nominees

Our Articles of Incorporation provide that the Board of Directors shall be classified, with respect to the time for which the Directors hold office, into three classes, as nearly equal in number as the total number of Directors constituting the entire Board of Directors permits. The Board of Directors is authorized to fix the number of Directors from time to time at not less than three and not more than 15. The authorized number of Directors is currently fixed at eight. Of the eight incumbent Directors, three are Class A Directors whose terms are expiring at the Annual Meeting and two of whom our Board of Directors has nominated for re-election as described below. Biographical information concerning the nominees and our other Directors is set forth under the caption “Directors and Executive Officers.” See

“Security Ownership of Certain Beneficial Owners and Management” for information regarding each such person’s holdings of Common Stock.

The Board of Directors has nominated two of the incumbent Class A Directors, Larry A. Hodges and Luther P. Cochrane, to be elected for a term expiring at the 2014 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. Ray H. Neilsen, an incumbent Class A Director, has submitted his resignation as Chairman and a member of the Board of Directors, effective May 5, 2011, and advised the Board that he does not wish to be nominated for reelection as a Director. The Board intends to reduce the authorized number of Directors to seven following the effective date of Mr. Neilsen’s resignation. The Board of Directors wishes to express its appreciation to Mr. Neilsen for his years of dedicated service to the Company.

The Board of Directors has no reason to believe that its nominees will be unable or unwilling to serve if elected. However, should these nominees become unable or unwilling to accept nomination or election, the persons named as proxies will vote instead for such other persons as the Board of Directors may recommend.

The Board of Directors unanimously recommends a vote “FOR” the election of each of the above-named nominees as Directors.

Directors and Executive Officers

The following sets forth information as of April 15, 2011 with regard to each of our Directors and executive officers. The terms of office of the Class A, B and C Directors expire at the annual meeting of stockholders in 2011, 2012 and 2013, respectively.

Name	Age	Position

Ray H. Neilsen	47	Chairman of the Board and Class A Director
Gordon R. Kanofsky	55	Chief Executive Officer, Vice Chairman of the Board and Class C Director
Larry A. Hodges	62	President, Chief Operating Officer and Class A Director
Thomas M. Steinbauer	60	Senior Vice President of Finance, Chief Financial Officer, Treasurer, Secretary and Class B Director
Peter C. Walsh	54	Senior Vice President, General Counsel and Chief Administrative Officer
Carl Brooks*†	61	Class C Director
Luther P. Cochrane*†	62	Class A Director
Leslie Nathanson Juris†	64	Class B Director
J. William Richardson*	63	Class C Director

*	Member of the Audit Committee and the Nominating Committee.

†	Member of the Compensation Committee and the Nominating Committee.

Mr. Neilsen has been Chairman of the Board since May 2008. He was Senior Vice President of the Company from January 2007 to May 2008 and Co-Chairman of the Board from November 2006 to May 2008. He was Vice President of Operations and Special Projects of the Company from February 2006 to January 2007. Mr. Neilsen was Senior Vice President and General Manager of Ameristar Vicksburg from June 2000 to February 2006 and Senior Vice President and General Manager of Ameristar Council Bluffs from October 1997 to January 2000. Mr. Neilsen has held other management positions with Ameristar or its subsidiaries since 1991. He is co-executor of the Neilsen Estate, and he serves as co-trustee and chairman of the board of directors of The Craig H. Neilsen Foundation (the “Neilsen Foundation”), a private charitable foundation that is primarily dedicated to spinal cord injury research and treatment, and has been actively involved as an advisory board member of the Neilsen Foundation since its inception in 2003. He holds a Bachelor of Science degree in History from the Albertson College of Idaho and a Master in Business Administration degree from the Monterey Institute of International Studies. Mr. Neilsen is the son of Craig H. Neilsen, Ameristar’s founder and former Chairman of the Board, Chief Executive Officer and majority stockholder.

Mr. Kanofsky joined the Company in September 1999 and has been Chief Executive Officer and Vice Chairman of the Board since May 2008. Prior to that, he was Executive Vice President since March 2002 after having initially served as Senior Vice President of Legal Affairs. He was Co-Chairman of the Board from November 2006 to May 2008. Mr. Kanofsky was in private law practice in Washington, D.C. and Los Angeles, California from 1980 to September 1999, primarily focused on corporate and securities matters. While in private practice, he represented the Company beginning in 1993. Mr. Kanofsky is co-executor of the Neilsen Estate, and he is co-trustee and a member of the board of directors of the Neilsen Foundation. He also has been actively involved as an advisory board member of the Neilsen Foundation since its inception in 2003. In addition, he serves on the board of directors of the American Gaming Association and previously served on the Association’s Task Force on Diversity. Mr. Kanofsky has served in various volunteer capacities for the Cystic Fibrosis Foundation. Mr. Kanofsky is a graduate of the Duke University School of Law and holds an undergraduate degree in History from Washington University in St. Louis.

Mr. Kanofsky’s long service as a senior executive officer of Ameristar, both during and after the tenure of Craig H. Neilsen, gives him broad experience in all aspects of the Company’s business. His background in corporate transactional and securities law prior to joining Ameristar is valuable in many aspects in the Company’s business, including legal affairs, government relations, regulatory compliance, finance and corporate development.

Mr. Hodges has been a Director of the Company since March 1994 and was elected President and Chief Operating Officer of the Company in May 2008. From September 2005 to May 2008, he was a Managing Director of CRG Partners Group LLC (formerly known as Corporate Revitalization Partners, LLC) (“CRP”), a privately held business management firm. From July 2003 to September 2005, he was a Managing Director of RKG Osnos Partners, LLC, a privately held business management firm that merged with CRP. Mr. Hodges has more than 35 years’ experience in the retail food business. He was President and Chief Executive Officer of Mrs. Fields Original Cookies, Inc. from April 1994 to May 2003, after serving as President of Food Barn Stores, Inc. from July 1991 to March 1994. From February 1990 to October 1991, Mr. Hodges served as president of his own company, Branshan Inc., which engaged in the business of providing management consulting services to food makers and retailers. Earlier, Mr. Hodges was with American Stores Company for 25 years, where he rose to the position of President of two substantial subsidiary corporations. Mr. Hodges’ first management position was Vice President of Marketing for Alpha Beta Co., a major operator of grocery stores in the West. Mr. Hodges holds a Bachelor of Arts degree from California State University, San Bernardino and is a graduate of the Harvard Business School Program for Management Development.

Mr. Hodges benefits Ameristar with his executive management experience operating large consumer-oriented businesses, in addition to his extensive knowledge of the Company’s business gained from his 17 years as a Director of the Company.

Mr. Steinbauer has been Senior Vice President of Finance of the Company since 1995 and Treasurer and a Director since our inception. He was elected Secretary of the Company in June 1998 and Chief

Financial Officer in July 2003. Mr. Steinbauer has more than 35 years of experience in the gaming industry in Nevada and elsewhere. From April 1989 to January 1991, he was Vice President of Finance of Las Vegas Sands, Inc., the owner of the Sands Hotel & Casino in Las Vegas. From August 1988 to April 1989, he worked for McClaskey Enterprises as the General Manager of the Red Lion Inn & Casino, handling the day-to-day operations of seven hotel and casino properties in northern Nevada. Mr. Steinbauer was Property Controller of Bally’s Reno from 1987 to 1988. Prior to that time, he was employed for 11 years by the Hilton Corporation and rose from an auditor to be the Casino Controller of the Flamingo Hilton in Las Vegas and later the Property Controller of the Reno Hilton. Mr. Steinbauer holds Bachelor of Science degrees in Business Administration and Accounting from the University of Nebraska-Omaha.

Mr. Steinbauer, our longest-serving executive officer, has unique knowledge and understanding of the Company’s development and finances as well as expertise gained from many years of experience in the financial and operational areas of the gaming industry.

Mr. Walsh joined the Company as Senior Vice President and General Counsel in April 2002 and was elected to the additional position of Chief Administrative Officer in May 2008. From June 2001 to April 2002, he was in private law practice in Las Vegas, Nevada. Mr. Walsh was Assistant General Counsel of MGM MIRAGE from June 2000 to June 2001, also serving as Vice President of that company from December 2000 to June 2001. He was Assistant General Counsel of Mirage Resorts, Incorporated from 1992 until its acquisition by MGM MIRAGE in May 2000. Prior to joining Mirage Resorts, he was in private law practice in Los Angeles, California from 1981 to 1992. Mr. Walsh is President and chairman of the board of directors of Ameristar Cares Foundation, Inc., the Company’s non-profit charitable foundation. Mr. Walsh is a graduate of UCLA School of Law and holds an undergraduate degree in English from Loyola Marymount University in Los Angeles.

Mr. Brooks was elected as a Director of the Company in October 2006. He was President of The Executive Leadership Council since 2001 and Chief Executive Officer from 2004 to 2010. Founded in 1986, The Executive Leadership Council is the nation’s premier leadership organization of African-American senior executives of Fortune 500 companies. Prior to joining The Executive Leadership Council, Mr. Brooks had more than 25 years’ experience in the utility industry, including as Vice President, Human & Technical Resources of GPU Energy in Reading, Pennsylvania, one of the largest publicly traded electric utilities in the United States, and Chief Financial Officer of GENCO, a wholly owned subsidiary of GPU Energy. He serves on the Financial Services Diversity Council of Chrysler LLC and is Vice Chair of the board of directors of the Howard University School of Business and the board of advisers of Hampton Institute. Mr. Brooks holds an undergraduate degree from Hampton Institute and a Master in Business Administration degree from Southern Illinois University. He is a graduate of the Tuck Executive Program (President Program) at Dartmouth College and the recipient of an Honorary Doctorate of Humane Letters from the Richmond Virginia Seminary.

Mr. Brooks brings to the Board an impressive executive career within aerospace and the utility and non-profit sectors with significant experience in operations, materials management, finance leadership and corporate strategy, all of which are relevant to the Company’s daily operations.

Mr. Cochrane was elected as a Director of the Company in January 2006. Since June 2004, he has been Chairman and Chief Executive Officer of BE&K Building Group, Inc., a diversified commercial, hospitality, healthcare, industrial and institutional construction firm in the Southeast and Mid-Atlantic regions. From 1998 to March 2004, Mr. Cochrane was Chairman and Chief Executive Officer or Chairman of Bovis, a global real estate and construction service company that provided a full range of construction, development, capital structuring and consulting services. Bovis was acquired by Lend Lease, an Australian real estate and asset management firm, in 1999 and changed its name to Bovis Lend Lease. Mr. Cochrane has held a variety of senior executive positions within the Bovis Group, beginning in 1990 as Chairman and Chief Executive

Officer of McDevitt Street Bovis and later as Chairman and Chief Executive Officer of Bovis Americas, the Bovis entity responsible for all operations in North and South America. Mr. Cochrane was formerly a senior partner in Griffin, Cochrane and Marshall in Atlanta, Georgia, a firm that specialized in real estate and construction law. He is a graduate of the University of North Carolina at Chapel Hill and the University of North Carolina School of Law at Chapel Hill.

In addition to his management skills and experience as a chief executive officer, Mr. Cochrane’s background in construction services and law is valuable to the Company in managing relationships with contractors and analyzing and completing construction projects.

Ms. Nathanson Juris became a Director of the Company in May 2003. She has more than 30 years of experience as a consultant in the areas of implementing strategy and managing complex organizational change. She works with executives to develop strategy, structure, succession, culture and practices to improve organizational performance. Since June 1999, she has been Managing Director or President of Nathanson/Juris Consulting, where she advises executives of both publicly and privately held companies in a broad range of industries. From 1994 to June 1999, she was Managing Partner of Roberts, Nathanson & Wolfson Consulting, Inc. (now known as RNW Consulting), a management consulting firm. She was also a lecturer at the Kellogg School of Management at Northwestern University over a 20 year period. Ms. Nathanson Juris holds a Bachelor of Science degree from Tufts University, a Master of Arts degree specializing in management and education from Northwestern University and a Ph.D. degree specializing in organizational behavior from Northwestern University.

By virtue of her extensive management consulting experience in the areas of leadership, strategy and organizational change and her academic background in organizational development, Ms. Nathanson Juris provides important insights and assistance to the Board and management on leadership development and other matters of critical importance to Ameristar.

Mr. Richardson became a Director of the Company in July 2003. Since August 2007, he has been a member in Forterra Real Estate Advisors I, LLC, which invests in and advises with respect to the construction and acquisition of telephone call centers in the United States. Mr. Richardson has more than 30 years’ experience in the hotel industry. From February 2004 until his retirement in May 2006, Mr. Richardson was Chief Financial Officer of Interstate Hotels & Resorts, Inc. (“IHR”), the nation’s largest independent hotel management company. IHR manages more than 300 hotels for third-party owners, including REITs, institutional real estate owners and privately held companies. From 1988 to July 2002, he held several executive positions with Interstate Hotels Corporation (a predecessor of IHR), including Chief Executive Officer and most recently Vice Chairman/Chief Financial Officer. Mr. Richardson began his hotel finance career in 1970 as Hotel Controller with Marriott Corporation, then became Vice President and Corporate Controller of Interstate Hotels Corporation in 1981, and Partner and Vice President of Finance of the start-up hotelier Stormont Company in 1984, before re-joining Interstate Hotels in 1988. Mr. Richardson holds a Bachelor of Arts degree in Business/Finance from the University of Kentucky.

Mr. Richardson brings to the Board over 30 years of experience in the hospitality industry and experience as Chief Financial Officer of a public company that is highly relevant to Ameristar’s operations, and he meets the qualifications of an “audit committee financial expert” under Securities and Exchange Commission rules.

Officers serve at the discretion of the Board of Directors.

Corporate Governance

The Board of Directors currently consists of eight members. All Directors are elected to serve staggered three-year terms and until their successors are duly elected and qualified. The Board of Directors held seven meetings during 2010.

Director Independence.  The Board of Directors has determined that each of the current non-employee Directors (i.e., Messrs. Brooks, Cochrane and Richardson and Ms. Nathanson Juris) are “independent,” as that term is defined in Rule 5605(a)(2) of The Nasdaq Stock Market, Inc.’s listing requirements. In making these determinations, the Board of Directors did not rely on any exemptions to The Nasdaq Stock Market, Inc.’s requirements.

Stockholder Communications with Directors.  Stockholders may communicate with the Board of Directors, committees of the Board of Directors, our independent Directors as a group or individual Directors by mail addressed to them at our principal office in Las Vegas. The Company transmits these communications directly to the Director(s) without screening them.

Audit Committee.  The Audit Committee consists of Messrs. Richardson, Brooks and Cochrane, with Mr. Richardson serving as Chairman of the Committee. The Board of Directors has determined that each member of the Committee is “independent,” as that term is defined in Rule 5605(a)(2) of The Nasdaq Stock Market, Inc.’s listing requirements, and also meets the requirements set forth in Rule 10A-3(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors has determined that Mr. Richardson is an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”). The Board of Directors has adopted a written charter for the Audit Committee, and reviews and reassesses the adequacy of the charter on an annual basis. The Audit Committee Charter is posted on our website at www.ameristar.com/investors. The functions of the Audit Committee include: selecting the Company’s independent registered public accounting firm and approving the terms of its engagement; approving the terms of any other services to be rendered by the independent registered public accounting firm; discussing with the independent registered public accounting firm the scope and results of its audit; reviewing our audited financial statements; considering matters pertaining to our accounting policies; reviewing the adequacy of our system of internal control over financial reporting; overseeing certain aspects of enterprise risk management; and providing a means for direct communication between the independent registered public accounting firm and the Board of Directors. The Audit Committee has not adopted a pre-approval policy with respect to any general classes of audit or non-audit services of the independent registered public accounting firm. The Audit Committee’s policy is that all proposals for specific services must be approved by the Audit Committee or by the Chairman of the Committee pursuant to delegated authority. The Audit Committee held four meetings during 2010.

Compensation Committee.  The Compensation Committee consists of Ms. Nathanson Juris and Messrs. Brooks and Cochrane, with Ms. Nathanson Juris serving as Chair of the Committee. The Board of Directors has determined that each member of the Committee is “independent,” as that term is defined in Rule 5605(a)(2) of The Nasdaq Stock Market, Inc.’s listing requirements. The Board of Directors has adopted a written charter for the Compensation Committee, which is posted on our website at www.ameristar.com/investors. The functions of the Compensation Committee include: reviewing and approving compensation for the Chief Executive Officer and other executive officers; reviewing and making recommendations with respect to the executive compensation and benefits philosophy and strategy of the Company; and administering our stock-based incentive compensation plans. The Compensation Committee held five meetings during 2010.

Nominating Committee   The Board of Directors established the Nominating Committee on April 19, 2011. The Nominating Committee consists of Messrs. Cochrane, Brooks and Richardson and Ms. Nathanson Juris, with Mr. Cochrane serving as Chairman of the Committee. The Board of Directors has determined that each member of the Committee is “independent” as that term is defined in Rule 5605(a)(2) of The Nasdaq Stock Market, Inc.’s listing requirements. The Board of Directors has adopted a written charter for the Nominating Committee, which is posted on our website at www.ameristar.com/investors. The functions of the Nominating Committee include: identifying individuals qualified to become members of the Board of Directors (consistent with criteria approved by the Board); and recommending to the Board Director candidates for election at annual meetings of stockholders. The Nominating Committee did not have any responsibility for the nominations of Board of Director candidates for the 2011 Annual Meeting.

The Nominating Committee has not adopted a formal policy with respect to consideration of any Director candidates recommended by stockholders. We believe that such a policy is unnecessary because we do not limit the sources from which we may receive nominations. The Nominating Committee will consider candidates recommended by stockholders. Stockholders may submit such recommendations by mail to the attention of the Nominating Committee or the Secretary of the Company at our principal office in Las Vegas. The Nominating Committee has not established any specific minimum qualifications that must be met by a nominee for a position on the Board of Directors, but takes into account a candidate’s education, business or other experience, independence, character and any particular expertise or knowledge the candidate possesses that may be relevant to service on the Board of Directors or its committees. The Nominating Committee does not have a formal policy with regard to the consideration of diversity in identifying Director nominees, but, in evaluating potential nominees, it takes into account the backgrounds and experience of the existing Directors with the goal that the Board should consist of individuals with diverse backgrounds and experience. The Nominating Committee assesses the effectiveness of these efforts when evaluating potential nominees and considering the composition of the Board. The Nominating Committee evaluates potential nominees without regard to the source of the recommendation. The Nominating Committee identifies potential nominees through recommendations from individual Directors and management, and from time to time we also retain and pay third-party professional search firms to assist the Board of Directors in identifying and evaluating potential nominees. The foregoing disclosure applied to the full Board of Directors prior to the establishment of our Nominating Committee in April 2011.

Board Leadership Structure.  In accordance with our Amended and Restated Bylaws, the Board of Directors elects our Chairman of the Board and our Chief Executive Officer, or CEO, and each of these positions may be held by the same person or may be held by different people. Since the management reorganization in 2008, the Board of Directors has separated the roles of Chairman and CEO. The positions were filled by Messrs. Neilsen and Kanofsky, respectively, each of whom is a member of our management and also a representative of our largest stockholder. Our CEO has been responsible for the day to day management and performance of the Company, while the Chairman has provided oversight of management functions and input on corporate strategy. The Board believed this leadership structure was appropriate for the Company. However, in light of the recent changes in shareholdings of the Company’s Common Stock and Mr. Neilsen’s resignation from his positions with the Company, the Board intends to modify this structure.

The non-employee members of the Board of Directors have not chosen to designate a lead independent director. Following the effective date of Mr. Neilsen’s resignation, the Board intends to elect a non-executive Chairman of the Board from among the independent Directors. In addition, Mr. Kanofsky intends to resign from his position as Vice Chairman of the Board at that time. In addition to these actions, the Board’s belief in independent Board leadership is illustrated by several of our governance practices. Each of our non-employee Directors stays actively informed about matters before the Board of Directors and typically participates as a guest in all meetings of committees of the Board of which he or she is not a member. The Chair of each committee provides focused leadership in the areas of responsibility of such committee. The non-employee Directors meet periodically in executive session outside the presence of management. Any non-employee Director may request that an executive session of the non-employee members of the Board be scheduled.

Director Attendance of Meetings.  During 2010, each Director attended at least 75% of the total number of meetings of the Board of Directors and each committee on which he or she served. We have not adopted a formal policy with regard to Directors’ attendance at annual meetings of stockholders, but we encourage all Directors to attend annual meetings. Each member of the Board of Directors attended the 2010 Annual Meeting of Stockholders.

The Role of the Board of Directors in Risk Oversight

Although day-to-day management of enterprise risk is the responsibility of the Company’s management, our Board of Directors, as a whole and also at the committee level, has an active role in general oversight of the management of the Company’s risks.

While the full Board of Directors retains general responsibility for risk oversight, its committees are specifically charged with oversight of certain significant aspects of risk management. Among the Audit Committee’s primary functions is oversight of the management of risks related to internal control over financial reporting. Between quarterly Committee meetings, the Chair of the Audit Committee maintains ongoing communications with the Chief Executive Officer, the Chief Financial Officer, the General Counsel, the Chief Accounting Officer, the Vice President of Internal Audit, others in senior management and our independent auditor. In addition, the Vice President of Internal Audit reports directly to the Chair of the Audit Committee. The Compensation Committee, which generally meets quarterly, oversees risks related to our compensation of management. The Chair of the Compensation Committee and senior management confer regularly between Committee meetings. Pursuant to various state gaming regulatory requirements, the Company has a four-member Compliance Committee that meets quarterly, one of which members is required to be an outside Director of the Company.

The outside Director member of the Compliance Committee typically provides an oral report to the entire Board of Directors within one day following each meeting of the Compliance Committee. In the case of the Audit and Compensation Committees, the other non-member outside Director typically participates as a guest in these Committee meetings. To the extent that any outside Director does not attend any such meeting, he or she is generally briefed on the Committee meeting by the Chair of the Committee or another member.

The Board of Directors receives periodic reports from the Company’s management, including evaluations of present or emerging risks, and regularly invites key members of management to its meetings, which include discussions of relevant risks, the extent to which mitigation of those risks is feasible and the processes, policies and persons employed to mitigate those risks.

Code of Ethics

The Board of Directors has adopted a Code of Ethics, in accordance with Item 406 of SEC Regulation S-K, that applies to our principal executive officer, principal financial officer and principal accounting officer and persons performing similar functions. The Code of Ethics is posted on our website at www.ameristar.com/investors. Any amendment to, or waiver from, a provision of our Code of Ethics requiring disclosure under applicable rules with respect to our principal executive officer, principal financial officer, principal accounting officer or controller will be posted on our website.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of March 31, 2011 concerning “beneficial” ownership of our Common Stock, as that term is defined in the rules and regulations of the SEC, by: (i) all persons known by us to be beneficial owners of more than 5% of our outstanding Common Stock; (ii) each Director; (iii) each “named executive officer,” as that term is defined in Item 402(a)(3) of Regulation S-K; and (iv) all executive officers and Directors as a group. The persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, unless otherwise indicated and except to the extent authority is shared by spouses under applicable law. As described under “Transactions with Related Persons,” on April 19, 2011, the Company repurchased a substantial portion of the shares of Common Stock owned by the Neilsen Estate. The applicable ownership percentages shown are based on 58,356,539 shares of Common Stock outstanding as of March 31, 2011 and the relevant number of shares of Common Stock issuable upon exercise of stock options or other awards that are exercisable or have vested or that will become exercisable or vest within 60 days of March 31, 2011.

			Percent of
	Common Stock		Outstanding
Name of Beneficial Owner	Beneficially Owned		Common Stock

Estate of Craig H. Neilsen	31,507,000	(1)	54.0%
Ray H. Neilsen	31,711,169	(2)(3)	54.2%
Gordon R. Kanofsky	32,024,184	(2)(4)	54.9%
PAR Investment Partners, L.P.	4,174,038	(5)	7.2%
Kornitzer Capital Management, Inc.	3,433,754	(6)	5.9%
Larry A. Hodges	210,877	(7)	(8)
Peter C. Walsh	421,901	(9)	(8)
Thomas M. Steinbauer	220,168	(10)	(8)
Carl Brooks	44,374	(11)	(8)
Luther P. Cochrane	44,374	(11)	(8)
Leslie Nathanson Juris	93,187	(12)	(8)
J. William Richardson	93,012	(13)	(8)
All executive officers and Directors as a group (9 persons)	33,356,246	(14)(15)	55.7%

(1)	The Neilsen Estate’s mailing address is c/o Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89169.

(2)	Includes 31,507,000 shares beneficially owned by the Neilsen Estate, of which Messrs. Neilsen and Kanofsky are co-executors and as to which shares Messrs. Neilsen and Kanofsky share voting and dispositive power.

(3)	Mr. Neilsen’s mailing address is c/o Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89169. Includes 92,010 shares that may be acquired within 60 days of March 31, 2011 upon exercise of stock options.

(4)	Mr. Kanofsky’s mailing address is c/o Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89169. Includes 64,381 shares held by a family trust of which Mr. Kanofsky is co-trustee with his wife, with whom he shares voting and dispositive power. Includes 391,303 shares that may be acquired within 60 days of March 31, 2011 upon exercise of stock options held by Mr. Kanofsky’s family trust. Includes 60,500 shares that may become distributable to Mr. Kanofsky under certain circumstances within 60 days of March 31, 2011 in respect of vested restricted stock units. Includes 1,000 shares held by a trust created by

Mr. Kanofsky’s deceased parents, of which Mr. Kanofsky and his brother are co-trustees and beneficiaries and share voting and dispositive power.

(5)	PAR Investment Partners, L.P. (“PAR”), an investment partnership whose mailing address is One International Place, Suite 2401, Boston, Massachusetts 02110, and affiliates have reported sole voting power and sole dispositive power as to all of these shares. This information is derived from a Schedule 13G/A, dated January 21, 2011, filed by PAR and affiliates with the SEC.

(6)	Kornitzer Capital Management, Inc. (“Kornitzer”), a registered investment adviser whose mailing address is 5420 West 61st Place, Shawnee Mission, Kansas 66205, has reported sole voting power as to all these shares, sole dispositive power as to 3,338,875 of these shares and shared dispositive power as to 94,879 of these shares. This information is derived from a Schedule 13G/A, dated January 21, 2011, filed by Kornitzer with the SEC.

(7)	Includes 132,089 shares that may be acquired upon exercise of stock options and 10,444 shares that may be acquired upon the vesting of restricted stock units, in each case within 60 days of March 31, 2011. Shares and options are held by a family trust of which Mr. Hodges is the trustee.

(8)	Represents less than 1% of the outstanding shares of Common Stock.

(9)	Includes 398,842 shares that may be acquired within 60 days of March 31, 2011 upon exercise of stock options. Shares and options are held by a family trust of which Mr. Walsh is co-trustee with his wife, with whom he shares voting and dispositive power.

(10)	Includes 58,525 shares held jointly by Mr. Steinbauer and his wife, with respect to which they share voting and dispositive power. Includes 161,643 shares that may be acquired within 60 days of March 31, 2011 upon exercise of stock options.

(11)	Includes 39,687 shares that may be acquired within 60 days of March 31, 2011 upon exercise of stock options.

(12)	Includes 88,500 shares that may be acquired within 60 days of March 31, 2011 upon exercise of stock options. Shares and options are held by a family trust of which Ms. Nathanson Juris is co-trustee with her husband, with whom she shares voting and dispositive power.

(13)	Includes 87,500 shares that may be acquired within 60 days of March 31, 2011 upon exercise of stock options.

(14)	Includes 1,530,714 shares that may be acquired within 60 days of March 31, 2011 upon exercise of stock options or vesting of restricted stock units.

(15)	Some of these shares beneficially owned by officers and Directors are held in margin accounts and subject to being borrowed and pledged as security. All of the shares owned by the Neilsen Estate as of March 31, 2011 were pledged to the Internal Revenue Service to secure the payment of estate tax obligations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under SEC rules, our officers and Directors, as well as beneficial owners of more than 10% of our Common Stock, are required to file with the SEC reports of their holdings and changes in beneficial ownership of our Common Stock. We have reviewed copies of reports provided to the Company, as well as other records and information. Based on our review, we concluded that all required reports for 2010 were timely filed except for four Form 4 reports relating to the July 2010 annual grant of stock options and restricted stock units to our outside directors, Messrs. Brooks, Cochrane and Richardson and Ms. Nathanson Juris. Those filings were inadvertently omitted from other filings made to report annual grants to management and were made in November 2010 after the error was identified.

PROPOSAL NO. 2

RATIFICATION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and the Audit Committee are requesting stockholders to ratify the selection by the Audit Committee of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

Ernst & Young LLP was our independent registered accounting firm for the fiscal year ended December 31, 2010 and has been selected by the Audit Committee to serve in such capacity during 2011. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

In addition to performing the audit of our consolidated financial statements, Ernst & Young LLP provided various other services to the Company and our subsidiaries during 2010 and 2009.

The aggregate fees billed by Ernst & Young LLP for 2010 and 2009 for each of the following categories of services are set forth below:

	2010	2009

Audit Fees
• Annual audit of consolidated and subsidiary financial statements, including Sarbanes-Oxley Act Section 404 attestation
• Reviews of quarterly financial statements
• Other services normally provided by the auditor in connection with regulatory filings	$1,088,569	$1,143,671

Audit-Related Fees
• Assurance and related services reasonably related to the performance of the audit or reviews of the financial statements:
— 2010 and 2009: employee benefit plan audit	18,273	26,500
Tax Fees
• 2010 and 2009: primarily related to tax planning and advice and various tax compliance services	372,652	301,153
All Other Fees
• 2009: services related to debt offerings
• 2010: services related to evaluation of strategic alternatives	14,560	42,674

Total	$1,494,054	$1,513,998

The Audit Committee has concluded that the provision of non-audit services by our independent registered public accounting firm is compatible with maintaining auditor independence.

The Board of Directors and the Audit Committee unanimously recommend a vote “FOR” the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the year 2011. The Company is not required to submit the selection of the independent registered public accounting firm to the stockholders for approval, but is doing so as a matter of good corporate governance. If stockholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will take that into account in selecting an independent registered public accounting firm for the year 2012.

PROPOSAL NO. 3

APPROVAL OF AMENDMENT TO
2009 STOCK INCENTIVE PLAN

On April 29, 2011, the Board of Directors unanimously adopted, subject to stockholder approval at the Annual Meeting, an amendment (the “Amendment”) to the Ameristar Casinos, Inc. 2009 Stock Incentive Plan (as amended by the Amendment, the “Plan”). The Amendment increases the number of shares available to be issued under the Plan by 3,100,000. The primary reason for the Amendment is to allow for the grant of awards under the Plan to employees of the Company and other eligible participants on an ongoing basis. Based on our historical equity award practices, the shares available for issuance under the Plan, as amended, are expected to be adequate for approximately five years.

The Plan is designed to (i) enable the Company and Related Companies (as defined below) to attract, motivate and retain top-quality Directors, officers, employees, consultants, advisers and independent contractors, (ii) provide substantial incentives for such persons to act in the best interests of the stockholders of the Company and (iii) reward extraordinary effort by such persons on behalf of the Company or a Related Company. The Plan provides for awards in the form of stock options, which may be either “incentive stock options” within the meaning of Section 422 of the Code or non-qualified stock options, restricted stock, restricted stock units (“RSUs”) or performance stock units (“PSUs”).

As of March 31, 2011, there were options outstanding under the Plan and the Amended and Restated 1999 Stock Incentive Plan (the “1999 Plan”), the Company’s previous stock incentive plan, exercisable for 4,705,357 shares of Common Stock with per-share exercise prices ranging from $6.80 to $34.935 (with a weighted average exercise price of $20.49) and with expiration dates ranging from April 3, 2011 to March 31, 2021. There were also 1,604,355 RSUs or PSUs outstanding under the Plan and the 1999 Plan. As of March 31, 2011, 187,285 shares of Common Stock had been issued upon the exercise of stock options or delivered upon the vesting of RSUs granted under the Plan, and 3,437,941 shares were available for future issuance under the Plan. Prior to the adoption of the Amendment, the Plan authorized the issuance of up to 6,000,000 shares of Common Stock in connection with awards under the Plan. As amended, the Plan authorizes the issuance of up to 9,100,000 shares of Common Stock in connection with awards under the Plan. Thus, the Amendment increases the number of shares issuable under the Plan by 3,100,000 shares. The Board of Directors believes that the Plan has aided the Company in attracting, motivating and retaining quality employees and management personnel.

The Board of Directors unanimously recommends a vote “FOR” the approval of the Amendment.

Principal Provisions of the Plan

The following summary of the Plan is qualified in its entirety by reference to the full text of the Plan, which is attached as Appendix A to this Proxy Statement.

Types of Awards.  The Plan provides for awards in the form of (i) stock options, which may be either “incentive stock options” within the meaning of Section 422 of the Code or non-qualified stock options, (ii) restricted stock, (iii) RSUs or (iv) PSUs.

Shares.  Giving effect to the Amendment, the total number of shares of Common Stock available for distribution under the Plan is 9,100,000, subject to adjustment for certain changes in the Company’s capital structure. Shares awarded under the Plan may be authorized but unissued shares or treasury shares.

Shares subject to previously granted options that expire unexercised, subject to restricted stock awards that are forfeited or subject to RSU or PSU awards that terminate without such shares having been delivered to the participant, for any reason, will again be available for future distribution under the Plan.

Administration.  The Plan is administered by the Compensation Committee of the Board of Directors or such other committee of Directors as the Board of Directors shall designate. If no such committee has been appointed by the Board of Directors, the Plan will be administered by the full Board of Directors. Such committee as shall be designated to administer the Plan, or the Board of Directors, as the case may be, is hereinafter referred to as the “Committee.” Notwithstanding any other provision of the Plan, all actions with respect to administration of the Plan in respect of the non-employee Directors shall be taken by the full Board of Directors.

The Plan is currently administered by the Compensation Committee, which consists of three independent Directors, each of whom is a non-employee director as defined for purposes of Rule 16b-3 under the Exchange Act (“Rule 16b-3”) and an outside director as defined for purposes of Section 162(m) of the Code and Section 1.162-27 of the Treasury Regulations (“Section 162(m)”).

The Committee is authorized to, among other things, set the terms of awards to participants and waive compliance with the terms of such awards. The provisions attendant to the grant of an award under the Plan may vary from participant to participant. The Committee has the authority to interpret the Plan and adopt administrative regulations and make all determinations necessary or advisable for administration of the Plan. The Committee may from time to time delegate to one or more officers of the Company any or all of its authority under the Plan, except with respect to awards granted to persons subject to Section 16 of the Exchange Act. The Committee must specify the maximum number of shares that the officer or officers to whom such authority is delegated may award, and the Committee may in its discretion specify any other limitations or restrictions on the authority delegated to such officer or officers.

Participation.  The Committee may make awards to persons who are or agree to become Directors, officers, employees, consultants, advisers or independent contractors of the Company or a Related Company, all of whom are eligible to participate in the Plan. Incentive stock options may be awarded only to employees of the Company or a Related Company. A “Related Company” is any corporation, partnership, limited liability company, joint venture or other entity in which the Company owns, directly or indirectly, at least a 50% beneficial ownership interest. The participants in the Plan will be selected from among those eligible in the sole discretion of the Committee.

Awards to Participants.

1.	Stock Options

Incentive stock options (“ISOs”) and non-qualified stock options may be granted for such number of shares of Common Stock as the Committee determines, provided that no participant may be granted stock options in any calendar year with respect to more than 2,000,000 shares of Common Stock. A stock option will be exercisable at such times, over such term and subject to such terms and conditions as the Committee determines. The exercise price of stock options is determined by the Committee. The Committee has the discretion, among other things, to reduce the exercise price of previously granted stock options and to substitute new stock options for previously granted stock options, including previously granted options having higher exercise prices.

The exercise price of a stock option may not be less than the per-share fair market value of the Common Stock on the date of grant. The exercise price of an ISO may not be less than 110% of such fair market value if the recipient owns, or would be considered to own by reason of Section 424(d) of the Code, more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company (a “10% Stockholder”). A stock option may not be exercisable more than 120 months after the date such option is granted (five years after the date of grant in the case of an ISO granted to a 10% Stockholder). The aggregate fair market value (determined as of the time a stock option is granted) of Common Stock with respect to which ISOs are exercisable for the first time by a participant in any calendar year (under the Plan and any other plans of the Company or any subsidiary or parent corporation) may not exceed $100,000.

Payment of the exercise price may be made in such manner as the Committee may provide, including cash or delivery of shares of Common Stock already owned or subject to award under the Plan. The Committee may provide that all or part of the shares received upon exercise of an option the exercise price of which is paid with restricted stock will be restricted stock.

Upon an optionee’s termination of employment or other qualifying relationship with the Company or a Related Company, the option will be exercisable to the extent determined by the Committee; provided, however, that unless employment or such other qualifying relationship is terminated for cause (as may be defined by the Committee in connection with the grant of any stock option), the stock option will remain exercisable (to the extent that it was otherwise exercisable on the date of termination) for at least six months from the date of termination if termination was caused by death or disability or at least 90 days from the date of termination if termination was caused other than by death or disability, but not beyond the term of the option. However, the Committee may provide that an option that is outstanding on the date of an optionee’s death will remain outstanding for an additional period after the date of such death, notwithstanding that such option would expire earlier by its terms.

A stock option agreement for a non-qualified option may permit an optionee to transfer the stock option to his or her children, grandchildren or spouse (“Immediate Family”), to one or more trusts for the benefit of such Immediate Family members, or to one or more partnerships or limited liability companies in which such Immediate Family members are the only partners or members if (i) the agreement setting forth the stock option expressly provides that the option may be transferred only with the express written consent of the Committee and (ii) the optionee does not receive any consideration in any form for such transfer other than the receipt of an interest in the trust, partnership or limited liability company to which the non-qualified option is transferred. Any stock option so transferred will continue to be subject to the same terms and conditions as were applicable to the option immediately prior to its transfer. Except as described above, stock options are not transferable by the optionee otherwise than by will or by the laws of descent and distribution. An ISO may not be transferable other than by will or by the laws of descent and distribution.

2.	Restricted Stock

In making an award of restricted stock, the Committee will determine the periods, if any, during which the stock is subject to forfeiture and the purchase price, if any, for the stock. The vesting of restricted stock may be unconditional or may be conditioned upon the completion of a specified period of service with the Company or a Related Company, the attainment of specific performance goals or such other criteria as the Committee may determine.

During the restricted period, the award holder may not sell, transfer, pledge or assign the restricted stock, except as may be permitted by the Committee. The certificate evidencing the restricted stock will be registered in the award holder’s name, although the Committee may direct that it remain in the possession of the Company until the restrictions have lapsed. Except as may otherwise be provided by the Committee, upon the termination of the award holder’s service with the Company or a Related Company for any reason during the period before all restricted stock has vested, or in the event the conditions to vesting are not satisfied, all restricted stock that has not vested will be subject to forfeiture, and the Committee may provide that any purchase price paid by the award holder, or an amount equal to the restricted stock’s fair market value on the date of forfeiture, if lower, will be paid to the award holder. During the restricted period, the award holder will have the right to vote the restricted stock and to receive any cash dividends only to the extent provided by the Committee. Stock dividends will be treated as additional shares of restricted stock and will be subject to the same terms and conditions as the initial grant, unless otherwise provided by the Committee.

3.	Restricted Stock Units and Performance Share Units

RSUs and PSUs (collectively, “Units”) may be granted for such number of shares of Common Stock as the Committee determines, provided that no participant may be granted PSUs, or any other award (other than stock options) intended to qualify as “performance-based” under Section 162(m), in any calendar year with respect to more than 500,000 shares. In making an award of Units, the Committee will determine the periods, if any, during which and the conditions under which the receipt of the shares is to be deferred (the “Deferral Period”) and the purchase price, if any, for the shares. The Committee may make the grant or vesting of Units, or receipt of shares or cash at the end of the Deferral Period, conditional upon the completion of a specified period of service with the Company or a Related Company, the attainment of specific performance goals or such other criteria as the Committee may determine. PSUs are Units whose grant or vesting is in whole or in part conditioned on the attainment of specified performance goals. RSUs are Units whose grant or vesting is not conditioned on the attainment of specified performance goals.

During the Deferral Period, the award holder may not sell, transfer, pledge or assign any Unit, except as may be permitted by the Committee. When the Deferral Period ends for an award or portion of an award of Units, the award holder will receive either (i) a certificate for the shares of Common Stock covered by the Unit award, free of restrictions, (ii) cash equal to the fair market value of such shares or (iii) a combination of shares and cash, as the Committee may determine and as set forth in the award agreement. The Committee may waive, in whole or in part, any or all of the conditions to receipt of, or restrictions with respect to, Common Stock or cash under a Unit award, but may not accelerate the payment of a Unit award if such acceleration would violate Section 409A of the Code. Except as may otherwise be provided by the Committee, upon the termination of the award holder’s service with the Company or a Related Company for any reason during the period before the Unit award has vested in full, the unvested portion of the award will be forfeited. During the Deferral Period, holders of Units will not have the right to vote the shares that are covered by the Unit award and will have the right to receive cash dividends only to the extent provided by the Committee.

Performance-Based Awards.  The grant or vesting of PSUs or other awards under the Plan (other than stock options) intended to qualify as performance-based within the meaning of Section 162(m) shall be subject to the achievement of performance goals established by the Committee based on one or more of the following criteria:

(1) sales or other sales or revenue measures;

(2) operating income, earnings from operations, earnings before or after taxes, or earnings before or after interest, depreciation, amortization, or extraordinary or designated items;

(3) net income or net income per common share (basic or diluted);

(4) operating efficiency ratio;

(5) return on average assets, return on investment, return on capital, or return on average equity;

(6) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations;

(7) economic profit or value created;

(8) gross margin, operating margin or EBITDA margin;

(9) stock price or total stockholder return; and

(10) strategic business criteria, consisting of one or more objectives based on meeting specified business goals, such as market share or geographic business expansion goals, cost targets, customer satisfaction and goals relating to acquisitions, divestitures or joint ventures.

The targeted level or levels of performance with respect to such business criteria may be established for the Company on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company, or for an individual, and may be established at such levels and on such terms as the Committee may determine in its discretion, including in absolute terms, in relation to one another, as a goal relative to performance in prior periods or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

The Committee may provide in any award granted under the Plan that any evaluation of performance may include or exclude any of the following events that occurs during the performance period for such award: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (vi) the impact of adjustments to the Company’s deferred tax asset valuation allowance, (vii) acquisitions or divestitures and (viii) foreign exchange gains and losses. To the extent such inclusions or exclusions affect awards intended to be performance-based within the meaning of Section 162(m), they shall be prescribed in a form that meets the requirements of Section 162(m).

For all awards intended to be performance-based under Section 162(m) (other than stock options): (i) the Committee will establish the performance goals within the earlier of 90 days after the start of the performance period or the time 25% of the performance period has elapsed; (ii) the performance goals will be objective and the achievement of the performance goals will be substantially uncertain at the time they are established; (iii) the amount payable upon achievement of the performance goals will be objectively determinable (except the Committee will have the right to reduce, but not increase, the amount payable); and (iv) prior to payment, the Committee will certify in writing that the performance goals have been satisfied.

Acceleration of Vesting in Certain Circumstances.  Unless otherwise determined by the Committee and expressly set forth in the award agreement, in the event of any “change in control” or “corporate transaction” (each as defined in the Plan): (i) each stock option outstanding under the Plan that is not otherwise fully vested or exercisable with respect to all of the shares of stock at that time subject to such stock option will automatically accelerate so that each such stock option becomes, immediately upon the effective time of such event, exercisable for all the shares of stock at the time subject to such stock option and may be exercised for any or all of those shares as fully vested shares of stock; and (ii) all shares of restricted stock and all RSU and PSU awards outstanding under the Plan that are not otherwise fully vested will automatically accelerate so that all such shares of restricted stock and RSU and PSU awards become, immediately upon the effective time of such event, fully vested, free of all restrictions. In addition, to the extent permitted under Section 409A of the Code, the Committee may, in the award agreement or otherwise, accelerate the payment date of all or a portion of an award of Units upon or after a change in control or a corporate transaction.

In addition, upon the dissolution or liquidation of the Company or upon any reorganization, merger or consolidation as a result of which the Company is not the surviving corporation (or survives as a wholly owned subsidiary of another corporation), or upon a sale of all or substantially all the assets of the Company, the Committee may take such action as it in its discretion deems appropriate to (i) cash out outstanding awards at or immediately prior to the date of such event (based on the fair market value of the Common Stock at the time) and/or (ii) provide that stock options shall be exercisable for a period of at least 10 business days from the date of receipt of a notice from the Company of such proposed event, following the expiration of which period any unexercised stock options shall terminate.

Amendment and Termination.  No awards may be made under the Plan more than 10 years after the date of approval of the Plan by the stockholders of the Company. No award intended to qualify as performance-based compensation within the meaning of Section 162(m) (other than stock options) may be granted after the first stockholder meeting that occurs in the fifth year after the most recent stockholder approval of the material terms of the performance goals under the Plan. The Board may terminate the Plan at any earlier time and may amend it from time to time, in each case after consideration of the consequences under Section 409A of the Code, except that no amendment or termination may adversely affect any outstanding award without the holder’s written consent. Amendments may be made without stockholder approval except as required to satisfy any applicable mandatory legal or regulatory requirements, or as required for the Plan to continue to satisfy the requirements of Section 162(m) or Section 422 of the Code or any other non-mandatory legal or regulatory requirements if the Board of Directors deems it desirable for the Plan to satisfy any such requirements.

Adjustment.  In the event of any merger, reorganization, consolidation, sale of all or substantially all assets, recapitalization, stock dividend, stock split, reverse stock split, spin-off, split-up, split-off, extraordinary cash dividend, distribution of assets or other change in corporate structure affecting the Common Stock, a substitution or adjustment, as may be determined to be appropriate by the Committee in its sole discretion, will be made in the aggregate number and kind of shares reserved for issuance under the Plan, the maximum number and kind of shares with respect to which awards may be granted to any participant during any calendar year, the number and kind of shares subject to outstanding awards and the amounts to be paid by award holders or the Company, as the case may be, with respect to outstanding awards. No such adjustment may increase the aggregate value of any outstanding award.

Certain Federal Income Tax Consequences

The following is a summary of certain federal income tax aspects of awards made under the Plan based upon the laws currently in effect. Since the tax consequences to each participant will differ depending on the terms of the award and the participant’s specific situation, participants should not rely on this summary for individual tax advice. Rather, each participant should consult his or her own tax adviser regarding the pertinent federal, state and local income tax and other tax consequences of his or her particular transactions under the Plan.

1.	Incentive Stock Options

Generally, no taxable income is recognized by the participant upon the grant of an ISO or upon the exercise of an ISO during the period of the participant’s employment with the Company or one of its subsidiaries or within 90 days (12 months, in the event of permanent and total disability, or the term of the option, in the event of death) after termination. However, the exercise of an ISO may result in a significant alternative minimum tax liability to the participant, and thus participants should carefully consider alternative minimum tax consequences prior to exercising an ISO. If the participant continues to hold the shares acquired upon the exercise of an ISO for at least two years from the date of grant and 12 months from the date of transfer of the shares to the participant, then generally: (a) upon the sale of the shares, any amount realized in excess of the option exercise price will be taxed as long-term capital gain; and (b) no deduction will be allowed to the employer corporation for federal income tax purposes.

If Common Stock acquired upon the exercise of an ISO is disposed of prior to the expiration of the 12-month or two-year holding period described above (a “disqualifying disposition”), then generally in the year of disposition: (a) the participant will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise (or, if less, the amount realized on disposition of the shares) over the option exercise price; and (b) the employer corporation will be entitled to deduct any such recognized amount. Any further gain recognized by the participant on such disposition generally will be taxed as capital gain, but such additional amounts will not be deductible by the employer corporation.

In general, no gain or loss will be recognized by a participant who uses shares of Common Stock rather than cash to exercise an ISO. A number of new shares of Common Stock acquired equal to the number of shares surrendered will have a basis and capital gain holding period equal to those of the shares surrendered (although such shares will be subject to new holding periods for disqualifying disposition purposes beginning on the acquisition date). To the extent new shares of Common Stock acquired pursuant to the exercise of the ISO exceed the number of shares surrendered, such additional shares will have a zero basis and will have a holding period beginning on the date the ISO is exercised. The use of Common Stock acquired through exercise of an ISO to exercise an ISO will constitute a disqualifying disposition with respect to such Common Stock if the applicable holding period requirement has not been satisfied.

2.	Non-Qualified Stock Options

In general, with respect to non-qualified stock options: (a) no income is recognized by the participant at the time the option is granted; (b) upon exercise of the option, the participant recognizes ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the option exercise price and the employer corporation will be entitled to a tax deduction in the same amount; and (c) at disposition, any appreciation after the date of exercise generally is treated as capital gain, and any such appreciation is not deductible by the employer corporation.

No gain or loss will be recognized by a participant with respect to shares of Common Stock surrendered to exercise a non-qualified stock option. A number of new shares acquired equal to the number of shares surrendered will have a tax basis and capital gain holding period equal to those of the shares surrendered. The participant will recognize ordinary income in an amount equal to the fair market value of the additional shares acquired at the time of exercise. Such additional shares will be deemed to have been acquired on the date of exercise and will have a tax basis equal to their fair market value on such date.

In addition to the foregoing consequences, in certain cases non-qualified stock options that are modified or extended after the date of grant will subject the participant to additional tax and interest under Section 409A of the Code, unless the exercisability of such options is restricted in a manner that satisfies the timing requirements of that section. The employer corporation’s deduction is not affected by Section 409A.

3.	Restricted Stock

A participant receiving restricted stock generally will recognize income in the amount of the fair market value of the restricted stock at the time the stock either becomes transferable or is no longer subject to a substantial risk of forfeiture, whichever comes first, less the consideration, if any, paid for the stock. However, a participant may elect within 30 days of the grant of the restricted stock to the participant, under Section 83(b) of the Code, to recognize ordinary income on the date of grant of the restricted stock in an amount equal to the excess of the fair market value of the shares on such date (determined without regard to the restrictions other than restrictions which by their terms will never lapse) over their purchase price. The participant’s holding period generally begins when ordinary income was recognized, and the tax basis of such shares generally will be the amount of income that was recognized plus the amount, if any, paid for the stock. However, if a participant makes the election under Section 83(b), in general no deduction will be allowed for the income recognized as a result of that election if the shares are later forfeited to the Company. Generally, the employer corporation will be entitled to a tax deduction in the same year and in the same amount that a participant recognizes ordinary income.

4.	Units

Generally, the participant will not recognize income upon the grant of an RSU or PSU. When the Deferral Period ends, the participant will recognize ordinary income upon the delivery of cash or shares of Common Stock in settlement of the Unit. The amount of income recognized will equal the amount of cash received or the fair market value of the shares of Common Stock on the date the shares are delivered. The employer corporation generally will be entitled to a tax deduction in the same amount.

A participant’s tax basis in shares of Common Stock received in settlement of Units will be equal to the fair market value of the shares on the date they are delivered to the participant and the participant’s holding period in the shares will begin on that date. The participant will recognize capital gain on the subsequent sale or exchange of the shares to the extent of the excess, if any, of the amount realized over the participant’s tax basis in the shares.

Units granted under the Plan are subject to the requirements applicable to nonqualified deferred compensation under Section 409A of the Code. If a Unit fails to comply with the applicable requirements of Section 409A, a participant may be subject to an additional 20% income tax and interest, and may be required to recognize income before the end of the Deferral Period. Regulations interpreting the requirements of Section 409A have been promulgated, although many of the aspects of the provision remain unclear. While the Company intends for the Units to meet the requirements of Section 409A, there can be no assurance that all of such requirements will be met.

5.	Dividends

Dividends paid on restricted stock or Units prior to the date on which the forfeiture restrictions lapse or the Deferral Period ends generally will be treated as compensation that is taxable as ordinary income to the participant and will be deductible by the employer corporation. If, however, the participant makes a timely Section 83(b) election with respect to restricted stock, the dividends will be taxable as ordinary dividend income to the participant and will not be deductible by the employer corporation.

6.	Withholding Taxes

A participant in the Plan may be required to pay the employer corporation an amount necessary to satisfy the applicable federal, state and local law requirements with respect to the withholding of taxes on wages, or to make some other arrangements to comply with such requirements. The employer has the right to withhold from salary or otherwise to cause a participant (or the executor or administrator of the participant’s estate or the participant’s distributee or transferee) to make payment of any federal, state, local or other taxes required to be withheld with respect to any award under the Plan. The Committee may permit participants to use the shares issuable under the Plan or unrestricted shares of Common Stock to satisfy withholding obligations.

7.	Company Deductions

As a general rule, the Company or one of its subsidiaries will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that a participant in the Plan recognizes ordinary income from awards under the Plan, to the extent that such income is considered reasonable compensation and currently deductible (and not capitalized) under the Code and certain reporting requirements are satisfied.

However, Section 162(m) limits to $1,000,000 the annual tax deduction that the Company and its subsidiaries can take with respect to the compensation of each of certain executive officers unless the compensation qualifies as “performance-based” or certain other exemptions apply. Compensation arising from restricted stock awards and RSU awards under the Plan generally will not qualify as performance-based compensation under Section 162(m); therefore, the Company generally will be subject to the Section 162(m) limitation for compensation attributable to an award of restricted stock or RSUs. PSUs may qualify as performance-based compensation under Section 162(m). Deductions may also be disallowed if they are “excess parachute payments” as discussed below.

8.	Effect of Change in Control

The Plan provides generally for the acceleration of vesting of stock options, restricted stock awards and Unit awards in connection with certain events that may constitute a change in ownership or effective control of the Company or sale of a substantial portion of the Company’s assets. In that event and depending upon the individual circumstances of the participant, certain amounts with respect to such awards may constitute “excess parachute payments” under the “golden parachute” provisions of the Code. Pursuant to these provisions, a participant will be subject to a 20% excise tax on any “excess parachute payments” and the Company will be denied any deduction with respect to such payments.

New Plan Benefits

As of March 31, 2011, there were four non-employee Directors, five executive officers and approximately 7,600 other employees of the Company and Related Companies eligible to participate in the Plan.

The benefits that may be received by or allocated to various participants in the Plan in the future are discretionary and are not currently determinable.

On April 15, 2011, the closing sale price of the Common Stock was $18.48.

PROPOSAL NO. 4

ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

We are asking stockholders to approve an advisory resolution on the Company’s executive compensation as reported in this proxy statement. As described below in the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	attracting and retaining executive officers with needed skills and qualities to successfully implement our strategy in a way that exemplifies the Company’s core values, including integrity, quality, collaboration, inclusion and continuous improvement, and who work well within our culture, and

•	enhancing long-term stockholder value by motivating achievement of the near- and long-term goals that enable us to succeed in each of our markets through high-quality facilities and products and a strong focus on superior guest service, and through the pursuit of attractive growth opportunities.

In order to achieve these goals, the Company compensates the named executive officers at levels that are generally competitive with market practices and that provide opportunities for above-market compensation for superior performance.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 23 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative, appearing on pages 33 through 38, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement reflects and supports these compensation policies and procedures.

In accordance with recently adopted Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2011 Annual Meeting:

RESOLVED, that the stockholders of Ameristar Casinos, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the proxy statement for the Company’s 2011 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.

The Board of Directors unanimously recommends a vote “FOR” the approval of the advisory resolution on executive compensation.

PROPOSAL NO. 5

ADVISORY VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In Proposal Number 4 above, we are asking stockholders to vote on an advisory resolution executive compensation, and we will provide this type of advisory vote at least once every three years. Pursuant to recently adopted Section 14A of the Exchange Act, in this Proposal Number 5 we are asking stockholders to vote on whether future advisory votes on executive compensation should occur every year, every two years or every three years.

The Board of Directors recommends that future advisory votes on executive compensation occur every three years (triennially). We believe this frequency is appropriate for a number of reasons. Most significantly, our compensation programs are designed to reward long-term performance, and a triennial vote more closely corresponds with the performance period under our long-term incentive awards. Thus, we encourage stockholders to also evaluate our executive compensation programs over a multi-year horizon and to review our named executives’ compensation over the past three fiscal years as reported in the Summary Compensation Table. In addition, we believe that a triennial advisory vote on executive compensation reflects the appropriate time frame for the Compensation Committee and the Board of Directors to evaluate the results of the most recent advisory vote on executive compensation, to discuss the implications of that vote with stockholders to the extent needed, to develop and implement any adjustments to our executive compensation programs that may be appropriate in light of a past advisory vote on executive compensation and for stockholders to see and evaluate the Compensation Committee’s actions in context. In this regard, because the advisory vote on executive compensation occurs after we have already implemented our executive compensation programs for the current year, and because the different elements of compensation are designed to operate in an integrated manner and to complement one another, we expect that in many cases it may not be appropriate or feasible to fully address and respond to any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.

The Board of Directors is aware of and took into account views that some have expressed in support of issuers’ conducting an annual advisory vote on executive compensation. We are aware that some persons believe annual advisory votes will enhance or reinforce accountability. However, we have in the past and will in the future continue to be engaged with our stockholders on a number of topics and in a number of forums. Thus, we view the advisory vote on executive compensation as an additional, but not exclusive, means for stockholders to communicate with us regarding their views on the Company’s executive compensation programs. We believe the many avenues that have existed and will continue to exist for stockholder engagement differentiate the Company from the situation that exists in certain countries where an annual advisory vote on executive compensation is prevalent. Also, because our executive compensation programs typically have not changed materially from year to year and are designed to operate over the long term and to enhance long-term performance, we are concerned that an annual advisory vote on executive compensation could lead to a near-term perspective inappropriately bearing on our executive compensation programs. Finally, although we believe that holding an advisory vote on executive compensation every three years will reflect the right balance of considerations in the normal course, we will periodically reassess that view and can provide for an advisory vote on executive compensation on a more frequent basis if changes in our compensation programs or other circumstances suggest that such a vote would be appropriate.

We understand that our stockholders may have different views as to what is an appropriate frequency for advisory votes on executive compensation, and we will carefully review the voting results. Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

The Board of Directors unanimously recommends a vote to conduct future advisory votes on executive compensation every “THREE” years.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation and Process

Philosophy

Our compensation program for our named executive officers is intended to:

•	attract and retain executive officers with needed skills and qualities to successfully implement our strategy in a way that exemplifies the Company’s core values, including integrity, quality, collaboration, inclusion and continuous improvement, and who work well within our culture, and

•	enhance long-term stockholder value by motivating achievement of the near- and long-term goals that enable us to succeed in each of our markets through high-quality facilities and products and a strong focus on superior guest service, and through the pursuit of attractive growth opportunities.

In order to achieve these goals, the Company compensates the named executive officers at levels that are generally competitive with market practices and that provide opportunities for above-market compensation for superior performance.

Background

The Company underwent significant changes in management in mid-2008 in connection with the departure of the then-President and Chief Executive Officer of the Company. Mr. Neilsen was elected Chairman of the Board, an executive officer position. Mr. Kanofsky was appointed Chief Executive Officer and Vice Chairman of the Board, with oversight responsibility for all of the Company’s affairs. Mr. Hodges joined management as President and Chief Operating Officer, undertaking primary management responsibility for the Company’s core operations, including casino, hotel, food and beverage, marketing, purchasing, entertainment, design, construction and information technology. Mr. Walsh added the responsibilities of Chief Administrative Officer in addition to his positions as Senior Vice President and General Counsel.

The Company’s compensation of its top management since the 2008 restructuring has largely continued the basic compensation structure implemented at that time with certain adjustments made for the impact on the Company and its employees of, and management’s response to, the national economic downturn beginning in late 2008 and continuing through 2010.

Compensation Committee Matters

Scope of Authority.  The Compensation Committee acts on behalf of the Board of Directors to establish the compensation of our named executive officers and provide oversight of our compensation programs. The Committee also acts as the oversight committee with respect to our Deferred Compensation Plan (which was terminated on April 29, 2011), our 2009 Stock Incentive Plan (the “Stock Incentive Plan”) and bonus plans covering named executive officers. The Committee may delegate authority for day-to-day administration of those plans to Company officers; however, authority to select participants and determine award levels for executive officer bonus plans may not be delegated, and authority to select participants and determine award levels for the Stock Incentive Plan may only be delegated to one or more individual members of the Committee. In practice, for the past several years, decisions concerning awards under our Stock Incentive Plan have been made by the full Committee.

Role of Executive Officers and Management.  The Chief Executive Officer formulates recommendations to the Committee on compensation matters, including plan design and specific compensation for the named executive officers. The Chief Executive Officer discusses with the Committee his assessments and compensation recommendations for each of the named executive officers, which may include himself. His recommendations are then considered by the Committee and approved or modified as the Committee deems appropriate. In doing so, the Committee typically seeks and considers the views of the Chairman of the Board and, as appropriate, independent advice.

Role of Compensation Consultant.  The Committee has engaged independent compensation consultants from time to time in the past as it has determined appropriate. In 2007, the Committee engaged an internationally recognized independent consulting firm to assist the Committee. The Committee’s 2010 compensation decisions continue to take into account the results of that and other analyses. In addition, during 2009 the Compensation Committee engaged the same firm for advice that informed the setting of 2010 compensation for the named executive officers.

Performance Measures

In setting compensation policies and making compensation decisions, the Committee primarily uses consolidated earnings before interest, taxes, depreciation and amortization, as adjusted for certain non-cash, non-recurring or unusual items (Adjusted EBITDA), a non-GAAP financial measure, to measure corporate performance. Examples of adjustments include impairment charges related to intangible assets, pre-opening and rebranding expenses and stock-based compensation expense. The Committee believes Adjusted EBITDA is an appropriate primary measure for compensation decisions because it is the primary metric used by the Company and many of the Company’s competitors as well as financial analysts in evaluating many aspects of overall corporate performance, and it is a good indicator of stockholder value. The Committee also considers the ratio of Adjusted EBITDA to net revenues (Adjusted EBITDA margin) in order to evaluate the efficiency with which the Company generates earnings from relative levels of revenues.

Benchmarking

We believe it is important to compensate our employees, including our named executive officers, in an amount and manner that makes us competitive in attracting and retaining individuals who have high skill levels and are top performers, which will drive our corporate success, as measured by stockholder value. The Committee conducted a thorough review of compensation paid by the then-identified peers of the Company in 2007. In 2008 and 2009, changes affected many companies in that peer group and those changes, along with significant changes in the gaming industry, equity markets and economic conditions, reduced the usefulness of benchmarking. In determining executive compensation for 2010, the Committee determined that the most appropriate peer group had become a smaller group of gaming companies with their emphasis outside the Las Vegas and foreign markets and surveyed compensation reported by those companies. The companies considered in setting salaries were:

Boyd Gaming Corporation	Penn National Gaming, Inc.
Isle of Capri Casinos, Inc.	Pinnacle Entertainment, Inc.

The Committee engaged a compensation consultant in connection with the comparison of the Company’s compensation practices with those of its peer group, but did not target any specific relationship of the Company’s compensation levels to peer group compensation.

Components of Compensation for 2010

The primary elements of compensation for our management, including named executive officers, include base salary, an annual incentive cash bonus, equity-based compensation in the form of annual awards under our Stock Incentive Plan and a benefits package comprising retirement savings and health benefits. We believe management should be rewarded with total compensation that emphasizes performance-based compensation and, especially, equity-based compensation as the executive’s position and responsibilities increase, because of the executive’s greater ability to impact the overall performance of the Company. This mix of compensation furthers the objectives of the Company to attract and retain an effective management team and keep their incentives aligned with the long-term interests of our stockholders.

Base Salary

Base salary is the guaranteed element of a named executive officer’s annual cash compensation. The Committee’s objectives in establishing base salaries for the named executive officers are to compensate the officers for committing their time and skills for the benefit of the Company and to reflect the market value of their skill sets and productivity. Other forms of incentive and other compensation, including the annual incentive cash bonus, equity-based compensation awards and Company match on executives’

Deferred Compensation Plan deferrals, are directly tied to the amount of base salary for the named executive officers, as described in more detail below.

As mentioned above, the 2008 management realignment involved substantial reallocations of responsibilities and the Committee at that time established salaries that reflected the new responsibilities. The salary of each of the named executive officers was frozen in 2009 in order to demonstrate leadership in the Company’s cost-containment programs during the economic recession. The Committee determined that incremental increases in salaries were again appropriate in 2010 to promote the Company’s goals. During the annual review of the base salaries of named executive officers for 2010, the Committee considered:

•	the range of base salaries paid by our peer group to individuals in comparable positions;

•	the individual performance of the officer, including the Committee’s and the Chief Executive Officer’s and Chairman’s subjective assessment of the officer’s contributions to the Company during the prior year;

•	the compensation paid to the executive officer in prior years;

•	the responsibilities of the executive officer;

•	the relationship between the salary of the executive officer and those of other executive officers and members of management (internal pay equity); and

•	generally applicable baseline increases in salaries of management-level employees based on cost-of-living increases and other market conditions.

The most significant consideration was avoiding a base salary for any of our executive officers that would be uncompetitive with those for the corresponding position at all or most of the Company’s peers. As a result of all of these considerations, the Committee determined to increase Mr. Kanofsky’s base salary to $850,000 from the $750,000 level of 2008 and 2009, Mr. Steinbauer’s base salary to $500,000 from $425,000, Mr. Hodges’ base salary to $700,000 from $550,000, Mr. Neilsen’s base salary to $650,000 from $575,000 and Mr. Walsh’s base salary to $525,000 from $500,000.

Incentive Cash Bonus

We have established an annual incentive cash bonus program in order to align senior executives’ goals with our performance objectives for the current year. The annual bonus awarded to each named executive officer is determined based on two factors:

•	corporate performance, expressed as the percentage of the Company’s actual Adjusted EBITDA to the target Adjusted EBITDA established by the Committee for the year; and

•	the bonus target factor established by the Committee for the executive’s position, expressed as a percentage of the individual’s base salary.

The Company’s target Adjusted EBITDA for the year is established in connection with management’s annual budgeting process and is intended to represent a challenging but achievable level of performance, assuming the successful implementation of the Company’s business plan. The Committee sets the Company’s target Adjusted EBITDA for the year in the first quarter of that year. The Committee defines the manner of calculation of Adjusted EBITDA, which may vary in some respects from Adjusted EBITDA used or publicly announced by the Company in other circumstances.

In 2007, the Compensation Committee adopted the Company’s Performance-Based Annual Bonus Plan (the “Bonus Plan”), which was subsequently approved by the Company’s stockholders. In January 2010, the Committee adopted the 2010 Bonus Opportunities and Performance Goal (the “2010 Bonus

Criteria”) pursuant to the Bonus Plan. The 2010 Bonus Criteria established the following bonus target factors, expressed as a percentage of base salary, for the named executive officers:

Incentive Bonus
Position	Target Factor

Chief Executive Officer (Mr. Kanofsky)	100%
Chairman of the Board (Mr. Neilsen)	100%
President and Chief Executive Officer (Mr. Hodges)	100%
Senior Vice Presidents (Messrs. Walsh and Steinbauer)	75%

The 2010 Bonus Criteria set the Company’s target Adjusted EBITDA at $330,400,000. Adjusted EBITDA was defined as consolidated earnings before (i) interest, taxes, depreciation and amortization, (ii) non-recurring, infrequent or unusual items, (iii) pre-opening expenses, (iv) gain or loss on disposal of assets, (v) stock-based compensation expense, (vi) changes in the value of derivative instruments, (vii) gain or loss on early retirement of debt, (viii) changes in the value of deferred compensation plan assets or liabilities, (ix) non-cash impairment charges and write-downs of assets and (x) non-operating income or expense; subject to adjustment in the event that a property or other business unit had been acquired or disposed of during 2010. The 2010 Bonus Criteria provided that each executive officer would be paid his target bonus if the Company’s actual Adjusted EBITDA were within 1% of the target Adjusted EBITDA, and that the bonus earned would increase in steps (generally of 5% of target bonus for each 1% increase over target Adjusted EBITDA), from 105% of the target bonus at 102% of target Adjusted EBITDA up to a maximum of 150% of the target bonus at 110% or more of target Adjusted EBITDA. Similarly, the bonus earned would decrease from 95% of target bonus at 98% of target Adjusted EBITDA to zero at 85% or less of target Adjusted EBITDA. Under the Bonus Plan, the Committee retains discretion to reduce (but not increase) incentive bonuses from the levels provided in the 2010 Bonus Criteria based on the Committee’s assessment of individual merit or such other factors as the Committee may determine.

Actual 2010 Adjusted EBITDA was $323,494,000, or 97.9% of the target and, therefore, a bonus of 95% of target bonus was paid to each of the named executive officers pursuant to the 2010 Bonus Criteria.

Equity-Based Compensation

Our primary form of long-term compensation is grants of equity-based awards made pursuant to the Stock Incentive Plan awarded upon hiring or promotion to an eligible position and thereafter annually. Equity-based awards are designed to align executives’ interests with the interests of stockholders by increasing in value as the price of our stock increases. They also give executives a greater incentive to focus on the long-term stockholder value, growth and performance of the Company and allow us to remain competitive in the market for management talent. Our equity-based awards help retain our named executive officers because they vest over a period of years and, to the extent not vested, are forfeited if the officer leaves the Company.

In 2010, equity-based awards for the named executive officers included stock options and restricted stock units (“RSUs”). The Company also uses stock options and RSUs for the equity-based compensation of management below the level of the named executive officers. The Committee began using RSUs for compensation of the named executive officers in 2008, in part due to the determination that other forms of performance-based equity compensation lacked the retention and incentive benefits of RSUs in prevailing economic conditions.

Size of Grants

The Committee annually evaluates equity-based compensation in terms of the fair value of options to purchase Common Stock and RSUs, using the Black-Scholes-Merton option pricing model and historical average stock prices shortly before the grant date to estimate the value of the equity compensation to be awarded.

The Committee has established target factors for equity-based compensation for each of the named executive officers. These factors, expressed as a percentage of base salary at the time of grant, are as follows:

Equity Compensation
Name	Target Factor

Mr. Kanofsky	200%
Mr. Neilsen	200%
Mr. Hodges	175%
Mr. Walsh	150%
Mr. Steinbauer	150%

Higher equity compensation target factors for positions of broader responsibility implement the Company’s philosophy that increased responsibility should correspond to compensation that is increasingly tied to the equity performance.

Individual target grants were determined as the product of (i) the target factor for the named executive officer and (ii) the named executive officer’s base salary. These factors produced a target value and, when divided by the per-share fair value of the options, a target number for options granted at market price. The value of the target numbers of options and RSUs for all eligible employees, including the named executive officers, are compared to the annual budget for equity compensation and all grants are adjusted ratably to conform to that budget. For 2010, that adjustment resulted in an approximately 3% reduction in the numbers of options and RSUs granted to all participants compared to their respective targets.

Discretionary Grant

The Committee has discretion to make grants of equity-based compensation outside of the regular annual awards of equity-based compensation. In January 2010, the Committee made a discretionary award of 60,500 RSUs to Mr. Kanofsky outside of the Company’s regular annual awards of equity-based compensation, in recognition of his contributions to the Company in connection with and since the 2008 management restructuring (the “Discretionary RSUs”). The Committee used the Discretionary RSUs in order to achieve the objectives of significantly and visibly rewarding Mr. Kanofsky for his extraordinary efforts and leadership in implementing the 2008 management changes and improving the Company’s teamwork and results. The Discretionary RSUs had a grant-date value of approximately $1 million based on the average closing sale price of the Company’s Common Stock during the fourth quarter of 2009. Unlike the RSUs awarded in the annual award in July 2010, the Discretionary RSUs vested immediately upon grant, but will not be settled in shares until the earliest to occur of (i) five years from the grant date, (ii) Mr. Kanofsky’s termination of employment, (iii) Mr. Kanofsky’s disability or (iv) a change in control of the Company. Until the Discretionary RSUs are settled in shares, Mr. Kanofsky is entitled to receive dividend equivalents on the shares underlying the Discretionary RSUs.

Forms of Equity-Based Compensation

In 2010, the Committee allocated annual awards of equity-based compensation for each named executive officer between options and RSUs in a ratio such that approximately one dollar of value of options (determined using the Black-Scholes-Merton pricing model) would be awarded for each three dollars of value of RSUs (each RSU is assumed to have the same value as one share of Common Stock as of the grant date). This ratio in values between options and RSUs was the same as that used since 2007. The allocation is intended to provide a mix of incentives that promotes employee retention in all environments while neither over-emphasizing near-term stock prices nor creating excessive incentives for risk-taking, and yet retaining some of the greater upside potential of a larger number of options alone. Comparing the grant-date Black-Scholes-Merton valuation of the stock options to the market price of the Company’s Common Stock on the same date, each stock option had a fair value at the time of the annual grants approximately equal to 37% of that of an RSU.

Options

Options create incentives for management to take actions in order to increase the price of the underlying securities, thereby maximizing stockholder returns. Because our stock options are granted with an exercise price equal to the market value (defined as the average of the high and low sale prices of our Common Stock) on the date of grant, the options have value only to the extent that the price of our Common Stock increases compared to the price at the time of grant. Conversely, the value of options can significantly decrease, including to zero, in weakening markets for equities. All stock options granted by the Company since December 2007 vest over four years and have a 10-year contractual term.

Restricted Stock Units

RSUs are rights to receive shares of Common Stock in the future after completion of a specified period of service with the Company. RSUs therefore create incentives not only to increase the Company’s stock price but also to minimize risks that can affect the value of the Common Stock over the long term. Unlike options, which can be rendered generally worthless by a large decline in stock prices which the executive officer may have little ability to control, RSUs retain incentive value in generally falling equity markets.

The RSUs awarded to each named executive officer in July 2010 entitle him to receive the specified number of shares of Common Stock in four equal annual installments, on the day before each of the first four anniversaries of the grant.

Timing of Grants

Our practices for granting equity-based compensation greatly reduce the possibility of timing being manipulated to result in stock option exercise prices that do not accurately reflect the value of the stock at the time of the option grant. All of our options are priced on the date the Committee takes formal action to grant the options, and we have never “backdated” the grant of options. Likewise, we do not intentionally time the grant of options in relation to anticipated increases or decreases in our stock price.

Regular awards of equity-based compensation for all eligible continuing employees, including named executive officers, are made on a single pre-established date each year. Since 2008, the Company has granted awards of equity-based compensation in July based on the judgment that the separation of grant and vesting dates for equity-based compensation from the dates for cash bonuses furthers the incentive and retention objectives of the Company by having elements of incentive compensation vest or become payable at two different times of each year.

New-hire options are, with very few exceptions, granted by the Committee on the last business day of the quarter in which employment starts.

Grants of options and other forms of equity-based compensation pursuant to the Stock Incentive Plan may also be made at other times (besides the annual grant and new hire grants) and for specific reasons, at the discretion of the Committee, such as for an exceptional individual contribution to the Company’s goals. The award of the Discretionary RSUs to Mr. Kanofsky in January 2010 was an example of the use of such discretion. During 2010, no other named executive officer received any grant other than the regular annual grant under the Stock Incentive Plan.

Deferred Compensation Plan

We maintain a nonqualified Deferred Compensation Plan that allows highly compensated employees, including named executive officers, to voluntarily defer receipt of up to 90% of their base salary and up to 100% of their annual cash bonus until the date or dates selected by the participant at the time of annual enrollment. The Deferred Compensation Plan is offered to higher-level employees in order to allow them to defer taxation on more compensation than is permitted under our broad-based tax-qualified 401(k) Plan. On April 29, 2011, the Board of Directors resolved to terminate and liquidate the Deferred Compensation Plan. Participants’ existing deferral elections for 2011 and Company matching contributions with respect to 2011 deferrals will remain in effect.

The amounts deferred under the Deferred Compensation Plan are credited with earnings or debited with losses equal to the returns on measurement funds selected from time to time by the participant from among a group of publicly available variable universal life insurance separate accounts. Participants may change their measurement fund selections at any time, which changes will become effective on the first day of the following month. To increase the security of the participants’ Deferred Compensation Plan benefits and ensure that the Company does not become subject to a significant unfunded liability for those benefits, the Company funds a grantor trust (known as a “rabbi trust”) with amounts equal to the participants’ deferrals and Company matching contributions and causes those funds to be invested in the accounts selected by the participants. The rabbi trust is designed so that assets are available to pay plan benefits to participants in the event the Company is unwilling or unable to pay the plan benefits for any reason other than insolvency (such as following a change in control or management of the Company). As a result, the Company is generally prevented from withdrawing or accessing assets for corporate needs, and the Company does not incur significant out-of-pocket expense related to participants’ earnings on their deferred compensation.

We make matching contributions to the Deferred Compensation Plan equal to 100% of the first 5% of salary and 100% of the first 5% of bonus deferred by the participant. Company matching contributions vest at the rate of 20% per year. Vested account balances are paid following termination of employment; however, participants may elect, at the time of annual enrollment, to receive their deferred amounts, adjusted for the performance of their selected measurement funds, either as short-term payouts starting as soon as five years from the date of deferral, or as a retirement benefit to be paid in up to 15 annual installments after retirement.

The level of deferred compensation benefits provided is typically not taken into account in determining a named executive officer’s overall compensation package for a particular year.

Insurance and Other Employee Benefits

In addition to the broad-based health and welfare benefits generally available to all full-time Company employees, the named executive officers and other eligible management-level employees are not required to pay premiums for medical, dental and vision coverage and certain other benefits, and they receive supplemental executive health benefits at no cost to them, which cover all co-payments, deductibles and other out-of-pocket costs up to certain limits. We have found that these benefits have been valuable in our efforts to recruit and retain qualified management personnel.

Perquisites

We provide a limited amount of perquisites and other personal benefits to our management, including our named executive officers. These perquisites primarily consist of complimentary meals, lodging and entertainment at our properties, use of season seats for sporting events when not provided to our customers and the use of condominium units in Sun Valley, Idaho that are leased by the Company though the end of 2011. These benefits are minimal in value, broadly available to management-level employees and not considered by the Committee as a factor in establishing the specific compensation levels for any named executive officer.

Termination and Change in Control Payments

Each of the named executive officers is entitled to receive certain severance payments and other benefits upon a termination of his employment in specified circumstances. The Compensation Committee adopted the Change in Control Severance Plan (the “CIC Plan”) in 2007. The purpose of the CIC Plan is to provide compensation and benefits to certain senior-level employees of the Company and its subsidiaries upon certain change in control events (a “Change in Control”) involving the Company. The CIC Plan and a similar plan adopted by the Committee in 2007 for departmental director-level employees cover each of the Company’s current named executive officers and all other current and future employees of the Company and its subsidiaries in the position of director or higher, with the exception of Mr. Steinbauer and two other executives who elected to retain the benefits in their existing employment agreements in lieu of participating in the CIC Plan. All compensation and benefits provided to participants under the CIC Plan are in lieu of, and not in addition to, any severance or other termination pay or benefits payable specifically as a result of a Change in Control or a termination of employment within a specified period following a Change in Control that are provided for in any employment agreement between the Company or one of its subsidiaries and a participant.

Under the CIC Plan, upon the occurrence of a Change in Control, except as otherwise expressly provided in the applicable plan document or award agreement, all outstanding and unvested stock options and restricted stock awards held by each participant will become vested and non-forfeitable, without regard to whether the participant’s employment is terminated. The Committee determined that single-trigger acceleration of equity awards is the predominant practice among the Company’s peer group and companies in general. Also, single-trigger vesting of equity awards may avoid complications in the event of a Change in Control that results in the Company’s Common Stock no longer being publicly traded and may also help to retain key personnel prior to the transaction.

The CIC Plan provides for additional compensation on a double-trigger basis. If a participant’s employment is terminated within a one-year period following a Change in Control by a participant for a defined Good Reason, or by the Company for any reason other than Cause or the participant’s death or Disability (each as defined), the participant will be entitled to a lump-sum cash payment, payable within 10 days following the participant’s last day of employment, equal to, as applicable to the named executive officers:

•	if the participant is employed in a position above the Senior Vice President level (Messrs. Kanofsky, Neilsen and Hodges), two times the sum of the participant’s then-current annual base salary and target annual incentive bonus, plus a prorated target annual incentive bonus for the year in which the participant’s employment termination date occurs; and

•	if the participant is employed at the Senior Vice President level (Mr. Walsh), one and one-half times the sum of the participant’s then-current annual base salary and target annual incentive bonus, plus a prorated target bonus for the year in which the participant’s termination date occurs.

The Committee set the levels of these payments with reference to compensation payable in the event of a change in control within the Company’s peer group and among other comparable companies, with the Company’s benefits established slightly below median levels. In addition, the larger proportion of salary payable to more senior executives is intended to reflect the additional time that may be required for such an executive to find a comparable position.

For a description of the specific payments that would be made to our named executive officers in connection with a Change in Control pursuant to the CIC Plan and Mr. Steinbauer’s employment agreement, see “Payments Upon Termination of Employment or Change in Control.”

For 18 months, in the case of participants employed at the Senior Vice President level or higher, following a participant’s last day of employment, the participant and his or her eligible dependents will be entitled to continue to participate at the Company’s expense in the Company’s primary and supplemental executive health benefit plans as in effect immediately prior to the Change in Control, pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). This benefit also applies to Mr. Steinbauer under his employment agreement, notwithstanding that he is not participating in the CIC Plan.

In general, if an executive officer who is a participant in the CIC Plan becomes subject to the excise tax on “excess parachute payments” under Section 4999 of the Internal Revenue Code (the “Code”), the Company will reimburse the participant for an amount equal to the amount of any such taxes imposed or to be imposed on the participant, and will “gross up” the tax reimbursement by paying the participant an additional amount equal to the total amount of any additional taxes (including income taxes, excise taxes, special taxes and employment taxes) that are payable by the participant as a result of the tax reimbursement, such that after payment of such additional taxes the participant will have received on a net after-tax basis an amount equal to the tax reimbursement. The Committee believed that such gross-up was reasonable based on competitive practices in order to ensure that the participants receive the intended net benefits under the CIC Plan and concluded that the projected gross-up costs would not be material to the Company.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Code disallows a deduction for federal income tax purposes of most compensation exceeding $1,000,000 in any year paid to the chief executive officer and each of certain other executive officers of a publicly traded corporation. However, “performance-based compensation,” as defined in Section 162(m), is fully deductible. Our policy is to qualify our incentive compensation programs for full income tax deductibility to the extent feasible and consistent with our overall compensation goals. The Committee takes into account the effect of Section 162(m) if the potential compensation payable to any named executive officer approaches or exceeds $1,000,000. However, the fact that compensation in excess of $1,000,000 may not be deductible for federal income tax purposes will not preclude the award of such compensation if the Committee believes it is otherwise justified. Shares distributable upon settlement of RSUs do not constitute “performance-based compensation” under Section 162(m) and therefore may be limited in deductibility. In making the awards of RSUs, including the Discretionary RSUs, the Committee considered the fact that a portion of the compensation of certain of the named executive officers may not be deductible by the Company in 2010 and future years due to Section 162(m).

In 2010, Section 162(m) eliminated the deductibility of $380,221, $93,997 and $64,118 of the compensation paid to Messrs. Kanofsky, Neilsen and Hodges, respectively, mostly due to the settlement of previously granted RSUs.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the preceding Compensation Discussion and Analysis. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2010 and in this proxy statement.

By the Compensation Committee

Leslie Nathanson Juris, Chair
Carl Brooks
Luther P. Cochrane

Summary Compensation

The following table shows compensation information for 2008 through 2010 for each of our named executive officers.

Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	Total($)

Gordon R. Kanofsky	2010	$947,478	$0	$1,965,921	$351,177	$807,500	$147,813	$4,219,889
Chief Executive Officer	2009	$750,000	$0	$1,579,907	$493,783	$900,000	$112,780	$3,836,470
and Vice Chairman	2008	$674,134	$426,997	$849,732	$267,020	$0	$89,056	$2,306,939

Thomas M. Steinbauer	2010	$556,250	$0	$471,255	$154,926	$356,250	$71,527	$1,610,208
Senior Vice President and Chief	2009	$425,000	$0	$660,265	$206,375	$382,500	$67,275	$1,741,415
Financial Officer	2008	$440,192	$207,188	$255,800	$80,383	$0	$49,742	$1,033,304

Ray H. Neilsen	2010	$746,926	$0	$816,926	$268,584	$617,500	$156,806	$2,606,742
Chairman of the Board	2009	$575,000	$0	$1,103,980	$345,009	$690,000	$149,768	$2,863,757
	2008	$469,135	$299,801	$651,503	$204,729	$0	$77,091	$1,702,259

Larry A. Hodges (7)	2010	$697,115	$0	$769,754	$253,080	$665,000	$96,893	$2,481,842
President and Chief Operating	2009	$550,000	$0	$1,033,969	$323,155	$660,000	$37,948	$2,605,072
Officer	2008	$315,192	$357,000	$525,112	$165,011	$0	$7,451	$1,369,766

Peter C. Walsh	2010	$562,380	$0	$494,842	$162,678	$374,063	$83,360	$1,677,323
Senior Vice President, General	2009	$500,000	$0	$819,094	$256,016	$450,000	$76,953	$2,102,063
Counsel and Chief Administrative Officer	2008	$483,173	$228,624	$424,866	$133,510	$0	$64,743	$1,334,916

(1)	Salary consists of base salary, including amounts paid as paid time off (PTO) used by the named executive officer and cash paid to the named executive officer in lieu of accrued unused PTO.

(2)	Represents cash bonuses for 2008 performance paid outside of the Bonus Plan in January 2009.

(3)	Represents the aggregate grant date fair value of awards of RSUs to each of the named executive officers in the applicable year, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). See Note 11 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2010, which was filed with the SEC on March 16, 2011 (the “2010 Form 10-K”), regarding assumptions underlying the valuation of RSUs awards.

(4)	Represents the aggregate grant date fair value of awards of stock options to each of the named executive officers in the applicable year, calculated in accordance with ASC Topic 718. See Note 11 to the Consolidated Financial Statements in the 2010 Form 10-K regarding assumptions underlying the valuation of option awards.

(5)	Represents payment for performance in the applicable year made in January of the following year under the Bonus Plan.

(6)	The table below shows the components of this column for 2010, which include: the Company match on each individual’s 401(k) Plan contributions and on each individual’s Deferred Compensation Plan deferrals (including on deferrals of the individuals’ 2010 annual bonus that was paid in January 2011); the cost of excess term life insurance provided without charge to Mr. Kanofsky; cash paid as dividend equivalents on Mr. Kanofsky’s Discretionary RSUs; and the cost of providing health benefits for each individual and his covered dependents. The named executive officers received certain perquisites and other personal benefits, including complimentary food, lodging and entertainment at properties owned or leased by us. No named executive officer other than Mr. Neilsen individually received perquisites or other personal benefits with an aggregate value, based on the Company’s incremental cost, of $10,000 or more.

			Deferred
		401(k)	Compensation	Term Life			Dividend	Health	Total All Other
Name	Year	Match	Plan Match	Insurance	Perquisites		Equivalents	Benefits(a)	Compensation

Gordon R. Kanofsky	2010	$4,900	$82,779	$827	$—		$25,410	$33,897	$147,813
Thomas M. Steinbauer	2010	$4,900	$42,740	$0	$—		$0	$23,887	$71,527
Ray H. Neilsen	2010	$4,900	$68,221	$0	$59,798	(b)	$0	$23,887	$156,806
Larry A. Hodges	2010	$4,900	$68,106	$0	$—		$0	$23,887	$96,893
Peter C. Walsh	2010	$4,900	$46,822	$0	$—		$0	$31,638	$83,360

(a)	Represents the Company’s cost of providing self-funded primary and supplemental executive health benefits without cost to the named executive officer and his dependents, calculated in accordance with the Company’s COBRA rates for 2010.

(b)	Includes reimbursement of monthly mortgage payments for Mr. Neilsen’s home in Las Vegas, Nevada, in the amount of $54,798.

(7)	Mr. Hodges joined the Company as an executive officer on May 31, 2008.

Grant of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during 2010. The equity awards identified in the table below, other than the 60,500 Discretionary RSUs granted to Mr. Kanofsky, are also reported in the Outstanding Equity Awards at December 31, 2010 table. The compensation plans under which the grants in this table were made are described generally in “Compensation Discussion and Analysis” and include the Bonus Plan, a non-equity incentive plan, and the Stock Incentive Plan, which provides for stock option, restricted stock, RSU and PSU grants.

Grants of Plan-Based Awards in 2010

						All Other
					All Other	Option Awards:		Closing	Grant Date
		Estimated Future Payouts			Stock Awards:	Number of	Exercise or	Market	Fair Value
		Under Non-Equity			Number of	Securities	Base Price	Price on	of Stock
		Incentive Plan Awards(1)			Shares of	Underlying	of Option	Date of	and Option
		Threshold	Target	Maximum	Stock or Units	Options	Awards	Grant	Awards
Name	Grant Date	($)	($)	($)	(#)(2)	(#)(3)	($/Share)(4)	($/Share)	($)(5)

Gordon R. Kanofsky	—	$85,000	$850,000	$1,275,000	—	—	$—	$—	$—
	1/29/2010	$—	$—	$—	60,500	—	$—	$—	$897,669
	7/30/2010	$—	$—	$—	68,390		$—	$—	$1,068,252
	7/30/2010	$—	$—	$—	—	61,610	$15.62	$15.78	$351,177

Thomas M. Steinbauer	—	$37,500	$375,000	$562,500	—	—	$—	$—	$—
	7/30/2010	$—	$—	$—	30,170	—	$—	$—	$471,255
	7/30/2010	$—	$—	$—	—	27,180	$15.62	$15.78	$154,926

Ray H. Neilsen	—	$65,000	$650,000	$975,000	—	—	$—	$—	$—
	7/30/2010	$—	$—	$—	52,300	—	$—	$—	$816,926
	7/30/2010	$—	$—	$—	—	47,120	$15.62	$15.78	$268,584

Larry A. Hodges	—	$70,000	$700,000	$1,050,000	—	—	$—	$—	$—
	7/30/2010	$—	$—	$—	49,280	—	$—	$—	$769,754
	7/30/2010	$—	$—	$—	—	44,400	$15.62	$15.78	$253,080

Peter C. Walsh	—	$39,375	$393,750	$590,625	—	—	$—	$—	$—
	7/30/2010	$—	$—	$—	31,680	—	$—	$—	$494,842
	7/30/2010	$—	$—	$—	—	28,540	$15.62	$15.78	$162,678

(1)	These columns show the range of payouts targeted for 2010 performance under the Bonus Plan as described in the section entitled “Components of Compensation for 2010 — Incentive Cash Bonus” of “Compensation Discussion and Analysis.” The January 2011 bonus payments for 2010 performance were made on the basis of the metrics described in that section, at 95% of target bonus, and are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	This column shows RSUs granted under the Stock Incentive Plan, which are described in the section entitled “Components of Compensation for 2010 — Equity-Based Compensation” of “Compensation Discussion and Analysis” and (other than the Discretionary RSUs) in the Outstanding Equity Awards at December 31, 2010 table. The RSUs granted to the named executive officers (other than the Discretionary RSUs) were part of our annual equity award program.

(3)	This column shows stock options granted under the Stock Incentive Plan, which are described in the section entitled “Components of Compensation for 2010 — Equity-Based Compensation” of “Compensation Discussion and Analysis” and in the Outstanding Equity Awards at December 31, 2010 table. The options granted to the named executive officers were part of our annual equity award program.

(4)	For purposes of the Stock Incentive Plan, the “fair market value per share” of our Common Stock on the date of grant is defined as the average of the high and low sale prices of the Common Stock on the Nasdaq Global Select Market on that date. We have consistently granted options on that basis rather than using the closing market price on the date of grant.

(5)	The amounts shown in this column represent the fair value of the RSU and option awards as of the grant date, determined pursuant to ASC Topic 718. Regardless of the value placed on an RSU or a stock option on the grant date, the actual value realized by the named executive officer from the RSU or the option will depend on the market price of our Common Stock at such date in the future when the RSU is settled or the option is exercised.

Outstanding Equity Awards

The following table shows all outstanding stock options, unvested RSUs and unvested PSUs held by the named executive officers at the end of 2010.

Outstanding Equity Awards at December 31, 2010

							Stock Awards
										Equity Incentive
		Option Awards					Number	Market Value	Equity Incentive	Plan Awards:
		Number of	Number of				of Shares	of Shares	Plan Awards:	Market or Payout
		Securities	Securities				or Units	or Units	Number of Unearned	Value of Unearned
		Underlying	Underlying	Option			of Stock	of Stock	Shares, Units or	Shares, Units or
		Unexercised	Unexercised	Exercise	Option		That Have	That Have	Other Rights that	Other Rights that
	Grant	Options(#)	Options(#)	Price	Expiration		Not Vested	Not Vested	Have Not Vested	Have Not Vested
Name	Date	Exercisable	Unexercisable	($)	Date		(#)(1)	($)(1)	(#)(2)	($)(2)

Gordon R. Kanofsky(3)	12/20/2002	47,660	0	$6.97	12/20/2012	(4)	—	$—	—	$—
	12/11/2003	48,340	0	$11.53	12/11/2013	(4)	—	$—	—	$—
	12/16/2004	83,800	0	$21.30	12/16/2011	(4)	—	$—	—	$—
	12/15/2005	71,120	0	$22.87	12/15/2012	(4)	—	$—	—	$—
	12/14/2006	67,864	16,966	$31.68	12/14/2013	(4)	—	$—	—	$—
	12/15/2007	16,282	5,428	$28.11	12/15/2017	(5)	—	$—	2,460	$38,450
	7/25/2008	33,800	33,800	$12.57	7/25/2018	(5)	33,800	$528,294	—	$—
	7/31/2009	16,437	49,313	$18.62	7/31/2019	(5)	63,638	$994,662	—	$—
	7/30/2010	0	61,610	$15.62	7/30/2020	(5)	68,390	$1,068,936	—	$—

Thomas M. Steinbauer	12/11/2003	22,840	0	$11.53	12/11/2013	(4)	—	$—	—	$—
	12/11/2003	5,340	0	$6.97	12/20/2012	(6)	—	$—	—	$—
	12/16/2004	39,600	0	$21.30	12/16/2011	(4)	—	$—	—	$—
	12/15/2005	36,060	0	$22.87	12/15/2012	(4)	—	$—	—	$—
	12/14/2006	32,576	8,144	$31.68	12/14/2013	(4)	—	$—	—	$—
	12/15/2007	8,182	2,728	$28.11	12/15/2017	(5)	—	$—	1,236	$19,319
	7/25/2008	10,175	10,175	$12.57	7/25/2018	(5)	10,175	$159,035	—	$—
	7/31/2009	6,870	20,610	$18.62	7/31/2019	(5)	26,595	$415,680	—	$—
	7/30/2010	0	27,180	$15.62	7/30/2020	(5)	30,170	$471,557	—	$—

Ray H. Neilsen	12/16/2004	32,000	0	$21.30	12/16/2011	(4)	—	$—	—	$—
	12/15/2005	29,570	0	$22.87	12/15/2012	(4)	—	$—	—	$—
	12/14/2006	24,816	6,204	$31.68	12/14/2013	(4)	—	$—	—	$—
	12/15/2007	7,177	2,393	$28.11	12/15/2017	(5)	—	$—	4,338	$67,803
	7/25/2008	25,915	25,915	$12.57	7/25/2018	(5)	25,915	$405,051	—	$—
	7/31/2009	11,485	34,455	$18.62	7/31/2019	(5)	44,468	$695,035	—	$—
	7/30/2010	0	47,120	$15.62	7/30/2020	(5)	52,300	$817,449	—	$—

Larry A. Hodges(3)	6/7/2002	15,000	0	$13.22	6/7/2012	(7)	—	$—	—	$—
	7/18/2003	15,000	0	$10.23	7/18/2013	(7)	—	$—	—	$—
	7/16/2004	15,000	0	$15.77	7/16/2014	(7)	—	$—	—	$—
	6/17/2005	15,000	0	$27.41	6/17/2012	(7)	—	$—	—	$—
	6/9/2006	15,000	0	$20.94	6/9/2013	(7)	—
	6/8/2007	15,000	0	$31.37	6/8/2014	(7)	—	$—	—	$—
	7/25/2008	20,887	20,888	$12.57	7/25/2018	(5)	31,332	$489,719	—	$—
	7/31/2009	10,757	32,273	$18.62	7/31/2019	(5)	55,530	$867,934	—	$—
	7/30/2010	0	44,400	$15.62	7/30/2020	(5)	49,280	$770,246	—	$—

Peter C. Walsh(3)	4/2/2003	228,000	0	$13.18	3/8/2012	(8)	—	$—	—	$—
	12/16/2004	48,800	0	$21.30	12/16/2011	(4)	—	$—	—	$—
	12/15/2005	46,270	0	$22.87	12/15/2012	(4)	—	$—	—	$—
	12/14/2006	40,720	10,180	$31.68	12/14/2013	(4)	—	$—	—	$—
	12/15/2007	9,630	3,210	$28.11	12/15/2017	(5)	—	$—	1,455	$22,742
	7/25/2008	16,900	16,900	$12.57	7/25/2018	(5)	16,900	$264,147	—	$—
	7/31/2009	8,522	25,568	$18.62	7/31/2019	(5)	32,993	$515,681	—	$—
	7/30/2010	0	28,450	$15.62	7/30/2020	(5)	31,680	$495,158	—	$—

(1)	These columns show RSUs granted under the Stock Incentive Plan to each of the named executive officers as part of our annual equity award program. The RSUs granted in July 2008 vest 25% on each of July 24, 2009, 2010, 2011 and 2012. The RSUs granted in July 2009 vest 25% on each of July 30, 2010, 2011, 2012 and 2013. The RSUs granted in July 2010 vest 25% on each of July 29, 2011, 2012, 2013 and 2014. Dividends or dividend equivalents are not payable with respect to these RSUs. The market value of the shares shown in the table is calculated based on the closing sale price of the Common Stock on December 31, 2010 ($15.63).

(2)	These columns show PSUs granted under the Stock Incentive Plan to each of the named executive officers other than Mr. Hodges on December 15, 2007 as part of our annual equity award program. Each PSU represented the right to receive one share of Common Stock when the PSU has been earned and has vested. Approximately 45% of the PSUs granted were earned in January 2010, based on the extent to which the specified performance objectives were attained for the two-year performance period ended December 31, 2009, and the balance of the PSUs granted was forfeited. 50% of the earned PSUs vested on February 8, 2010; 25% of the earned PSUs vested on December 31, 2010 and, assuming continued employment or other qualifying relationship with the Company, 25% of the earned PSUs will vest on December 30,

2011. Dividends or dividend equivalents are not payable with respect to the PSUs. The number of PSUs shown in the table is based on achievement of the performance objectives at the target level during the performance period and the payout value is calculated based on the closing sale price of the Common Stock on December 31, 2010 ($15.63).

(3)	The options granted to Messrs. Kanofsky, Hodges and Walsh were transferred by them without consideration to their respective revocable family trusts for estate planning purposes.

(4)	These options vest on our then-standard five-year vesting schedule: assuming continued employment or other qualifying relationship with the Company, 20% of the options in the original grant vest on the day before the first anniversary of the grant date and thereafter 20% vest on the same day in each of the next four years.

(5)	These options vest on our current standard four-year vesting schedule: assuming continued employment or other qualifying relationship with the Company, 25% of the options in the original grant vest on the day before the first anniversary of the grant date and thereafter 25% vest on the same day in each of the next three years.

(6)	20% of the options in the original grant vested on each of December 19, 2003, 2004, 2005, 2006 and 2007.

(7)	These options, pursuant to our then-standard schedule for grants to non-employee Directors, vested in full on the first anniversary of the date of grant.

(8)	20% of the options in the original grant vested on each of April 2, 2003, 2004, 2005, 2006 and 2007.

Option Exercises and Stock Vested

The following table shows all stock options exercised by and vesting of RSUs held by the named executive officers in 2010 and the value realized upon exercise or vesting.

Option Exercises and Stock Vested in 2010

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares		Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting		on Vesting
	(#)	($)	(#)		($)(1)

Gordon R. Kanofsky	—	$—	98,612	(2)	$1,480,317	(2)
Thomas M. Steinbauer	—	$—	15,190		$233,865
Ray H. Neilsen	—	$—	28,865		$440,944
Larry A. Hodges	—	$—	24,326		$407,259
Peter C. Walsh	—	$—	20,902		$320,236

(1)	Amounts reflect the number of shares multiplied by the closing sale price of the Common Stock on the vesting date.

(2)	Includes $897,669 attributable to the 60,500 Discretionary RSUs, which were vested upon award but which will not be settled in shares until the earliest to occur of (i) January 29, 2015, (ii) Mr. Kanofsky’s termination of employment (subject to a six-month delay to the extent necessary to comply with Section 409A of the Code), (iii) Mr. Kanofsky’s disability or (iv) a change in control of the Company.

Nonqualified Deferred Compensation

We maintain a nonqualified Deferred Compensation Plan, which is described in the section entitled “Compensation Discussion and Analysis — Components of Compensation for 2010 — Deferred Compensation Plan.” On April 29, 2011, our Board of Directors resolved to terminate and liquidate the Deferred Compensation Plan.

The following table shows certain information concerning the Deferred Compensation Plan for the named executive officers.

	Nonqualified Deferred Compensation for 2010
				Aggregate
	Executive	Registrant	Aggregate	Withdrawals/	Aggregate
	Contributions	Contributions	Earnings in	Distributions	Balance at
	in 2010	in 2010	2010	in 2010	December 31, 2010
Name	($)(1)(2)	($)(2)(3)	($)(4)	($)	($)(5)

Gordon R. Kanofsky	$205,933	$82,779	$198,851	$26,657	$1,477,714
Thomas M. Steinbauer	$60,553	$42,740	$90,617	$0	$790,736
Ray H. Neilsen	$136,443	$68,221	$12,553	$0	$406,406
Larry A. Hodges	$68,106	$68,106	$7,055	$0	$76,767
Peter C. Walsh	$65,525	$46,822	$151,694	$0	$1,487,324

(1)	The amounts in this column are also included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

(2)	Includes deferrals by the named executive officers of their 2010 bonus that was paid in January 2011 or Company matching contributions on those deferrals, respectively.

(3)	The amounts in this column are also included in the “All Other Compensation” column of the Summary Compensation Table.

(4)	No named executive officer received preferential or above-market earnings on deferred compensation.

(5)	Does not include deferrals by the named executive officers of their 2010 bonus that was paid in January 2011 or Company matching contributions on those deferrals. Such amounts are included in the “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns, respectively, of the Summary Compensation Table.

Payments Upon Termination of Employment or Change in Control

Pursuant to employment agreements in effect as of December 31, 2010 between the Company and each of Messrs. Kanofsky, Neilsen, Hodges, Walsh and Steinbauer and our Change in Control Severance Plan (the “CIC Plan”) in which Messrs. Kanofsky, Neilsen, Hodges and Walsh are participants, each of them would be entitled to receive certain payments and benefits upon termination of their employment under certain circumstances, including following a change in control of the Company (“CIC”), as described below. Except in the case of voluntary termination by Mr. Steinbauer as described below, none of the named executive officers would be entitled to any payments or benefits upon voluntary termination of employment by the executive officer without good reason (as defined in the employment agreements and the CIC Plan), retirement, termination as a result of death or disability (as defined in the employment agreements) or termination by the Company for cause (as defined in the employment agreements and the CIC Plan), other than (i) distribution of vested account balances in our Deferred Compensation Plan as described below, (ii) payments and benefits provided on a non-discriminatory basis to salaried employees generally and (iii) in the case of Mr. Kanofsky, settlement of his Discretionary RSUs (to the extent settlement had not already occurred).

Mr. Kanofsky.  If we terminate Mr. Kanofsky’s employment without cause (including failing to renew his employment agreement at the end of any annual term), or if Mr. Kanofsky terminates his employment for good reason, in either case at any time prior to a CIC or after one year following a CIC, Mr. Kanofsky is entitled to receive (i) severance equal to two times his annual base salary, payable in equal installments over 24 months (a total of $1,700,000 as of December 31, 2010) and (ii) continuation of Company-paid primary and supplemental executive health benefits for Mr. Kanofsky and his eligible dependents for 18 months (having an estimated cost to the Company of $50,846 as of December 31,

2010). Such payments and benefits would be contingent on Mr. Kanofsky’s (i) signing a release of all claims against the Company and (ii) abiding by the non-competition and non-solicitation provisions of his employment agreement for a period of 24 months following termination of employment.

Assuming that a CIC occurred on December 31, 2010 at a transaction price of $15.63, the closing price of our Common Stock on December 31, 2010 (the “CIC Assumption”), as is the case with all employees who hold equity awards, Mr. Kanofsky’s unvested RSUs and PSUs (collectively, “Units”) and unvested stock options would vest immediately upon the CIC (having a value of $2,733,769). If Mr. Kanofsky’s employment is terminated without cause, or if he terminates his employment for good reason, as defined in the CIC Plan, within one year following the CIC, he would receive, in lieu of the above-described severance payments, (i) a severance payment equal to two times his annual base salary and target incentive bonus in effect at the time of the CIC or at the time of his termination, whichever is greater, payable in a lump sum ($3,400,000 as of December 31, 2010) and (ii) continuation of Company-paid primary and supplemental executive health benefits for Mr. Kanofsky and his eligible dependents for 18 months following termination as provided above. Additionally, Mr. Kanofsky would be entitled to be reimbursed (“grossed-up”) for any excise tax payable by him under Section 4999 of the Code as well as any income and excise taxes payable by him as a result of the reimbursement for the Section 4999 excise tax. Based on the CIC Assumption, no excise tax would be payable by Mr. Kanofsky. Such severance payments and benefits would be contingent on Mr. Kanofsky’s signing a release of all claims against the Company.

Mr. Neilsen.  If we terminate Mr. Neilsen’s employment without cause (including failing to renew his employment agreement at the end of any annual term), or if Mr. Neilsen terminates his employment for good reason, in either case at any time prior to a CIC or after one year following a CIC, Mr. Neilsen is entitled to receive (i) severance equal to two times his annual base salary, payable in equal installments over 24 months (a total of $1,300,000 as of December 31, 2010) and (ii) continuation of Company-paid primary and supplemental executive health benefits for Mr. Neilsen and his eligible dependents for 18 months (having an estimated cost to the Company of $35,831 as of December 31, 2010). Such payments and benefits would be contingent on Mr. Neilsen’s (i) signing a release of all claims against the Company and (ii) abiding by the non-competition and non-solicitation provisions of his employment agreement for a period of 24 months following termination of employment.

Based on the CIC Assumption, Mr. Neilsen’s unvested stock options and Units would vest immediately upon the CIC (having a value of $1,984,198). If Mr. Neilsen’s employment is terminated without cause, or if he terminates his employment for good reason, as defined in the CIC Plan, within one year following the CIC, he would receive, in lieu of the above-described severance payments, (i) a severance payment equal to two times his annual base salary and target incentive bonus in effect at the time of the CIC or at the time of his termination, whichever is greater, payable in a lump sum ($2,600,000 as of December 31, 2010) and (ii) continuation of Company-paid primary and supplemental executive health benefits for Mr. Neilsen and his eligible dependents for 18 months following termination as provided above. Additionally, Mr. Neilsen would be entitled to be grossed-up for any excise tax payable by him under Section 4999 of the Code as well as any income and excise taxes payable by him as a result of the reimbursement for the Section 4999 excise tax. The tax gross-up is expected to have a value of $1,267,018 based on the CIC Assumption, a Section 4999 excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a state income tax rate of 5%. Such severance payments and benefits would be contingent on Mr. Neilsen’s signing a release of all claims against the Company.

Mr. Hodges.  If we terminate Mr. Hodges’ employment without cause (including failing to renew his employment agreement at the end of any annual term), or if Mr. Hodges terminates his employment for good reason, in either case at any time prior to a CIC or after one year following a CIC, Mr. Hodges is entitled to receive (i) severance equal to two times his annual base salary, payable in equal installments over 24 months (a total of $1,400,000 as of December 31, 2010) and (ii) continuation of Company-paid primary and supplemental executive health benefits for Mr. Hodges and his eligible dependents for 18 months (having an estimated cost to the Company of $35,831 as of December 31, 2010). Such payments and benefits would be contingent on Mr. Hodges’ (i) signing a release of all claims against the Company and (ii) abiding by the non-competition and non-solicitation provisions of his employment agreement for a period of 24 months following termination of employment.

Based on the CIC Assumption, Mr. Hodges’ unvested stock options and RSUs would vest immediately upon the CIC (having a value of $2,192,261). If Mr. Hodges’ employment is terminated without cause, or if he terminates his employment for good reason, as defined in the CIC Plan, within one year following the CIC, he would receive, in lieu of the above-described severance payments, (i) a severance payment equal to two times his annual base salary and target incentive bonus in effect at the time of the CIC or at the time of his termination, whichever is greater, payable in a lump sum ($2,800,000 as of December 31, 2010) and (ii) continuation of Company-paid primary and supplemental executive health benefits for Mr. Hodges and his eligible dependents for 18 months following termination as provided above. Additionally, Mr. Hodges would be entitled to be grossed-up for any excise tax payable by him under Section 4999 of the Code as well as any income and excise taxes payable by him as a result of the reimbursement for the Section 4999 excise tax. The tax gross-up is expected to have a value of $1,146,892, based on the CIC Assumption, a Section 4999 excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and no state income tax. Such severance payments and benefits would be contingent on Mr. Hodges’ signing a release of all claims against the Company.

Mr. Walsh.  If we terminate Mr. Walsh’s employment without cause (including failing to renew his employment agreement at the end of any annual term), or if Mr. Walsh terminates his employment for good reason, in either case at any time prior to a CIC or after one year following a CIC, Mr. Walsh is entitled to receive (i) severance equal to one times his annual base salary, payable in equal installments over 12 months (a total of $525,000 as of December 31, 2010) and (ii) continuation of Company-paid primary and supplemental executive health benefits for Mr. Walsh and his eligible dependents for 18 months (having an estimated cost to the Company of $47,457 as of December 31, 2010). Such payments and benefits would be contingent on Mr. Walsh’s (i) signing a release of all claims against the Company and (ii) abiding by the non-competition and non-solicitation provisions of his employment agreement for a period of 12 months following termination of employment.

Based on the CIC Assumption, Mr. Walsh’s unvested stock options and Units would vest immediately upon the CIC (having a value of $1,349,726). If Mr. Walsh’s employment is terminated without cause, or if he terminates his employment for good reason, as defined in the CIC Plan, within one year following the CIC, he would receive, in lieu of the above-described severance payments, (i) a severance payment equal to one and one-half times his annual base salary and target incentive bonus in effect at the time of the CIC or at the time of his termination, whichever is greater, payable in a lump sum ($1,378,125 as of December 31, 2010) and (ii) continuation of Company-paid primary and supplemental executive health benefits for Mr. Walsh and his eligible dependents for 18 months following termination as provided above. Additionally, Mr. Walsh would be entitled to be grossed-up for any excise tax payable by him under Section 4999 of the Code as well as any income and excise taxes payable by him as a result of the reimbursement for the Section 4999 excise tax. Based on the CIC Assumption, no excise tax would be payable by Mr. Walsh. Such severance payments and benefits would be contingent on Mr. Walsh’s signing a release of all claims against the Company.

Mr. Steinbauer.  If we terminate Mr. Steinbauer’s employment without cause, or if Mr. Steinbauer terminates his employment for any reason, including retirement, voluntary resignation, death or disability, Mr. Steinbauer is entitled to receive (i) a lump-sum severance payment of $275,000, (ii) continuation of Company-paid primary and supplemental executive health benefits for Mr. Steinbauer and his eligible dependents for 18 months (having an estimated cost to the Company of $35,831 as of December 31, 2010) and (iii) an extension of the right to exercise all of his stock options that were vested as of the date of termination until the later of one year following termination or 90 days after the cessation of any qualifying relationship (including a relationship as a Director or consultant) with the Company. Such payments and benefits would be contingent on Mr. Steinbauer’s signing a release of all claims against the Company. Mr. Steinbauer’s employment agreement contains a covenant not to compete with the Company (but not a non-solicitation covenant) for a period of one year following termination of employment, although the foregoing payments and benefits are not expressly conditioned on Mr. Steinbauer’s abiding by the non-competition covenant. Mr. Steinbauer would not be entitled to receive any additional payments or benefits in the event of a CIC, other than the immediate vesting of all of his unvested stock options and Units (having a value of $1,096,726 based on the CIC Assumption) and the payments and benefits provided on a non-discriminatory basis to salaried employees generally.

In the event a named executive officer’s employment terminates for any reason, whether before or after a CIC, the officer’s vested account balance in the Deferred Compensation Plan will be distributed to him in a lump sum or, in the case of retirement, over a period of years previously selected by the officer. As of December 31, 2010, these balances are: Mr. Kanofsky — $1,477,714; Mr. Neilsen — $406,406; Mr. Hodges — $76,767; Mr. Walsh — $1,487,324; Mr. Steinbauer — $790,736.

Except as noted above with respect to the reimbursement of Section 4999 excise and related taxes to Messrs. Kanofsky, Neilsen, Hodges and Walsh in the event of a CIC, all payments and benefits described above are subject to applicable income, Medicare and other tax withholding. On April 29, 2011, the Board of Directors resolved to terminate and liquidate the Deferred Compensation Plan.

Directors’ Compensation

Directors who are employees of the Company (currently, Messrs. Kanofsky, Neilsen, Hodges and Steinbauer) receive no additional compensation for serving on the Board. In 2010, we provided the following compensation to non-employee Directors.

Director Compensation for 2010

	Fees Earned or	Option	Stock	All Other
Name	Paid in Cash ($)	Awards ($)(1)	Awards ($)(1)	Compensation ($)		Total ($)

Carl Brooks	$125,000	$21,375	$58,575	$4,000	(2)	$208,950
Luther P. Cochrane	$125,000	$21,375	$58,575	$0		$204,950
Leslie Nathanson Juris	$135,000	$21,375	$58,575	$0		$214,950
J. William Richardson	$140,000	$21,375	$58,575	$0		$219,950

(1)	Represents the grant date fair value of the grant of stock options and RSUs to Directors in 2010. All options and RSUs granted to Directors in 2010 vest in equal installments over a period of four years from the grant date. The grant date fair value of the stock options and RSUs is calculated in accordance with ASC Topic 718. Regardless of the value placed on a stock option or RSU on the grant date, the actual value realized by the Director from the option or RSU will depend on the market price of the Common Stock at such date in the future when the option is exercised or the RSU is settled. The following table shows the total number of stock options and RSUs outstanding as of December 31, 2010.

	Total Options	Total Stock Awards
	Outstanding at	Outstanding at
Name	December 31, 2010	December 31, 2010

Carl Brooks	50,000	10,313
Luther P. Cochrane	50,000	10,313
Leslie Nathanson Juris	88,500	10,313
J. William Richardson	87,500	10,313

(2)	This amount represents fees paid to Mr. Brooks for service as Chairman of the Compliance Committee that oversees our Gaming Compliance Program. The Compliance Committee is not a Board committee.

In 2010, each non-employee Director received an annual Director’s fee of $50,000, paid in quarterly installments, plus $4,500 for each Board meeting attended in person. The Chairs of the Audit and Compensation Committees received an additional annual fee of $15,000 and $10,000, respectively, paid quarterly, for service in those capacities. In 2010, each non-employee Director also served on the Transaction Committee, a special committee of the Board whose purpose was, among other things, to explore and evaluate the advisability of pursuing potential strategic alternatives for the Company. For service on the Transaction Committee, each non-employee Director received a fee of $17,500 per quarter for the second through the fourth quarters of 2010. Pursuant to our 2002 Non-Employee Directors’ Stock Election Plan, each non-employee Director may elect to be paid all or a portion of his or her Director’s and Board committee fees in shares of Common Stock in lieu of cash. None of our current Directors has elected to do so.

Our Gaming Compliance Program requires one of the members of the Compliance Committee that oversees that Program to be an outside Director of the Company. Mr. Brooks currently serves as the Chairman of the Compliance Committee. For these additional services, Mr. Brooks receives compensation of $1,000 per meeting, whether attended in person or by telephone. Mr. Steinbauer is also a member of the Compliance Committee, but does not receive any additional compensation for these services.

In 2010, the Company granted 3,750 RSUs and options to purchase 3,750 shares of Common Stock to each non-employee Director on July 30, 2010. These options become exercisable, and the RSUs vest, in equal installments over a period of four years from the grant date. We also reimburse each non-employee Director for reasonable out-of-pocket expenses incurred in his or her capacity as a member of the Board or its committees. No payments are made for participation in telephonic meetings of the Board or its committees or actions taken in writing.

Equity Compensation Plan Information

The following table presents certain information regarding our equity compensation plans as of December 31, 2010.

			Number of securities remaining
	Number of securities to	Weighted-average	available for future issuance under
	be issued upon exercise	exercise price of	equity compensation plans
	of outstanding options,	outstanding options,	(excluding securities reflected in
	warrants and rights	warrants and rights	column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	6,464,553 (1)	$20.46 (1)	3,817,012	(1)(2)
Equity compensation plans not approved by security holders	0	—	0

Total	6,464,553 (1)	$20.46 (1)	3,817,012	(1)(2)

(1)	The numbers shown in the table include outstanding stock options, RSUs and PSUs. The weighted-average exercise price shown in column (b) does not take into account the RSUs or PSUs.

(2)	Includes 392,340 shares of Common Stock remaining available for future issuance under our 2002 Non-Employee Directors’ Stock Election Plan.

REPORT OF AUDIT COMMITTEE

In conjunction with its activities during the 2010 fiscal year, the Audit Committee has reviewed and discussed our audited financial statements with our management. The members of the Audit Committee have also discussed with our independent registered public accounting firm the matters required to be discussed by SAS 61 (Professional Standards, AU Section 380). The Audit Committee has received from our independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our 2010 Form 10-K.

By the Audit Committee

J. William Richardson, Chairman
Carl Brooks
Luther P. Cochrane

TRANSACTIONS WITH RELATED PERSONS

Review and Approval of Transactions with Related Persons

Our Board of Directors is committed to upholding the highest standards of legal and ethical conduct in fulfilling its responsibilities and recognizes that related person transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is our preference to avoid transactions with related persons.

In 2007, the Board adopted a written policy and procedures for review, approval and monitoring of transactions involving the Company or one of its subsidiaries and “related parties” (defined as Directors, nominees for election as Directors, executive officers and stockholders owning more than 5% of our outstanding Common Stock, or members of their immediate families). The policy generally covers any related party transaction in which the aggregate amount involved will or is expected to exceed $100,000 in any calendar year in which a related party has a direct or material indirect interest.

Under this policy, the Audit Committee must review the material facts of all related party transactions and either approve or disapprove of the Company’s entry into the transaction. If advance Audit Committee approval is not feasible, the related party transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified at the Audit Committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction, the Audit Committee will take into account, among other factors, whether the transaction is on terms no less favorable to the Company than terms generally available in a transaction with an unaffiliated third party under similar circumstances and the extent of the related party’s interest in the transaction. The Audit Committee has determined that certain types of related party transactions that are not considered to involve a significant risk of potential or actual conflicts of interest are deemed to be pre-approved or ratified by the Audit Committee under the policy. Additionally, the Board has delegated to the Chairman of the Audit Committee the authority to pre-approve or ratify any related party transaction in which the aggregate amount involved is expected to be less than $250,000.

A Director will not participate in any discussion or approval of a related party transaction in which he or she is a related party, but will provide all material information concerning the transaction to the Audit Committee. If a related party transaction will be ongoing, the Audit Committee may establish guidelines for management to follow in its dealings with the related party. Thereafter, the Audit Committee, on at least an annual basis, will review and assess ongoing relationships with the related party to see that they are in compliance with the Audit Committee’s guidelines and that the transaction remains appropriate.

Any executive officer, Director or nominee, or a greater-than-5% stockholder employed by the Company, who proposes to enter into a related party transaction must notify the Chairman of the Audit Committee prior to engaging in the transaction and provide all material information concerning the proposed transaction to the Chairman. Any executive officer or Director who becomes aware that the Company proposes to enter into a related party transaction with a greater-than-5% stockholder who is not employed by the Company must provide this notification to the Chairman.

All related party transactions will be disclosed in our filings with the SEC to the extent required under SEC rules.

Certain Relationships and Related Party Transactions

On February 27, 2011, the Company entered into a binding letter agreement with the Neilsen Estate, which was superseded by a definitive stock purchase agreement dated as of March 25, 2011, pursuant to which the Company agreed to purchase 26,150,000 shares of the Company’s Common Stock owned by the Neilsen Estate at a price of $17.50 per share, for an aggregate purchase price of $457,625,000 (the “Repurchase Transaction”). The Repurchase Transaction was completed on April 19, 2011. The Board of Directors, acting without the participation of Messrs. Neilsen and Kanofsky, authorized and approved the Repurchase Transaction after thorough discussion and deliberation with the Company’s financial and legal advisors and based upon the recommendation of the Transaction Committee, a special committee composed solely of the four independent and disinterested members of the Board.

Each of the following transactions and relationships was reviewed and approved by the Audit Committee pursuant to the Board’s related party transactions policy described above:

The Neilsen Foundation is a private charitable foundation established by Craig H. Neilsen that is primarily dedicated to spinal cord injury research and treatment. Our former Director of Charitable Giving and Community Relations is a full-time employee of the Neilsen Foundation and continues to occupy Company office space without charge to the Neilsen Foundation and receive Company-provided administrative assistance under a revocable license from the Company. The Neilsen Foundation reimburses the Company at the rate of $30,000 per year for the Company’s estimated cost of providing administrative assistance. Messrs. Ray H. Neilsen and Kanofsky are the co-trustees and are members of the board of directors of the Neilsen Foundation and devote a portion of their time to its affairs, and certain other Company employees provide services to the Neilsen Foundation on an incidental basis. As part of its charitable giving program, the Company is supportive of the goals and objectives of the Neilsen Foundation and considers the expenditure of time by Company employees on behalf of the Neilsen Foundation without compensation to the Company (except as described above) to be consistent with those goals and objectives. Accordingly, the Audit Committee has waived the Company’s policy requiring the Neilsen Foundation to reimburse the Company for services provided by our employees to the Neilsen Foundation.

Messrs. Neilsen and Kanofsky are the co-executors of the Neilsen Estate. Since Craig Neilsen’s death in 2006, Messrs. Neilsen and Kanofsky have provided, and they may continue to provide, personal services in connection with the administration of the Neilsen Estate. The Audit Committee has reviewed the provision of these services to the Neilsen Estate as well as the time and effort devoted by Messrs. Neilsen and Kanofsky on behalf of the Company, and the Audit Committee has determined that it has not detracted and will not detract in any significant manner from the performance of Messrs. Neilsen’s and Kanofsky’s respective duties to the Company, has not resulted and will not result in the Company incurring any incremental payroll or other costs and does not create a conflict of interest. Accordingly, the Audit Committee has waived the Company’s policy to the extent that it would otherwise require reimbursement to the Company with respect to services provided to the Neilsen Estate by Messrs. Neilsen and Kanofsky in their capacities as co-executors of the Neilsen Estate. The Audit Committee will review periodically, not less frequently than annually, the relevant facts and circumstances to determine whether it is appropriate and in the best interest of the Company to rescind this waiver or modify it in any respect. This waiver was reaffirmed by the Audit Committee in July 2010.

FORM 10-K

We will furnish without charge to each stockholder, upon oral or a written request addressed to Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89169, Attention: Investor Relations Department, a copy of our 2010 Annual Report on Form 10-K (excluding the exhibits thereto), as filed with the SEC. We will provide a copy of the exhibits to our 2010 Form 10-K upon the written request of any beneficial owner of our securities as of the record date for the Annual Meeting and reimbursement of our reasonable expenses. The request should be addressed to us as specified above.

FUTURE STOCKHOLDER PROPOSALS

Any stockholder proposal intended to be presented at our 2012 Annual Meeting of Stockholders and included in our proxy statement and form of proxy for that meeting must be submitted sufficiently far in advance so that it is received by us not later than January 7, 2012. In the event that any stockholder proposal or Director nomination is presented at the 2012 Annual Meeting of Stockholders other than in accordance with the procedures set forth in Rule 14a-8 under the Exchange Act, proxies solicited by the Board of Directors for such meeting will confer upon the proxy holders discretionary authority to vote on any matter so presented of which we do not have notice by April 2, 2012.

OTHER MATTERS

Neither our Board of Directors nor management knows of matters other than those stated above to be voted on at the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, the persons named as proxies are empowered to vote in accordance with their discretion on such matters.

Our 2010 Annual Report to stockholders is being mailed under the same cover as this proxy statement to each person who was a stockholder of record on April 18, 2011, but is not to be considered a part of the proxy soliciting material. The Company will deliver only one proxy statement and accompanying 2010 Annual Report to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company will undertake to deliver promptly, upon written or oral request, a separate copy of the proxy statement and accompanying 2010 Annual Report to a stockholder at a shared address to which a single copy of such documents is delivered. A stockholder can notify the Company that the stockholder wishes to receive a separate copy of the proxy statement and/or 2010 Annual Report by contacting the Company at Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89169, Attention: Investor Relations Department or at (702) 567-7000. Similarly, stockholders sharing an address who are receiving multiple copies of the proxy statement and accompanying 2010 Annual Report may request delivery of a single copy of the proxy statement and/or 2010 Annual Report by contacting the Company at the address or telephone number set forth above.

PLEASE COMPLETE, SIGN AND RETURN
THE ENCLOSED PROXY PROMPTLY

AMERISTAR CASINOS, INC.
By order of the Board of Directors

Ray H. Neilsen	Gordon R. Kanofsky
Chairman of the Board	Chief Executive Officer and Vice Chairman

Las Vegas, Nevada
May 2, 2011

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X AMERISTAR CASINOS, INC. 01C68A 1 U P X + _ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. _ Annual Meeting Proxy Card . 01 — Larry A. Hodges 02 — Luther P. Cochrane + B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please date this Proxy and sign your name as it appears on your stock certificates. (Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign.) Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR each of Proposal 2, Proposal 3 and Proposal 4 and a vote on Proposal 5 of THREE YEARS. 1. Election of Class A Directors: For Against Abstain 2. Proposal to ratify the selection of the Company’s independent registered public accounting firm for 2011. 3. Proposal to approve an amendment to the Company’s 2009 Stock Incentive Plan to increase the shares available for issuance thereunder to 9,100,000. 4. Proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement. 5. Proposal to indicate, on an advisory basis, the preferred frequency of future advisory votes on the compensation of the Company’s named executive officers. 6. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof. Neither the Board of Directors nor management currently knows of any other business to be presented by or on behalf of the Company or the Board of Directors at the Meeting. 01 02 Mark here to WITHHOLD vote from all nominees Mark here to vote FOR all nominees For All EXCEPT — To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. IMPORTANT ANNUAL MEETING INFORMATION 3 Yrs 2 Yrs 1 Yr Abstain NNNNNNNNN MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNNNNNNN 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext NNNNNNNNNNNNNNN C123456789 C 1234567890 J N T 1 1 4 5 4 1 1 MMMMMMM 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________

_ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. _ ANNUAL MEETING OF STOCKHOLDERS — JUNE 15, 2011 The undersigned stockholder(s) of Ameristar Casinos, Inc. (the “Company”) hereby nominates, constitutes and appoints Gordon R. Kanofsky, Thomas M. Steinbauer and Peter C. Walsh, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at the Vivaldi Room at the Encore Hotel and Casino, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109, at 8:00 a.m. (local time) on Wednesday, June 15, 2011, and any and all adjournments or postponements thereof, with respect to the matters described in the accompanying Proxy Statement, and in their discretion, on such other matters that properly come before the Meeting, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as specified on the reverse. THE BOARD OF DIRECTORS RECOMMENDS: (1) A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES AS DIRECTORS;(2) A VOTE “FOR” RATIFICATION OF THE SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011; (3) A VOTE “FOR” THE APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2009 STOCK INCENTIVE PLAN; (4) A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS; AND (5) A VOTE TO INDICATE, ON AN ADVISORY BASIS, A PREFERRED FREQUENCY OF “THREE YEARS” FOR FUTURE ADVISORY VOTES ON COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS. THIS PROXY CONFERS AUTHORITY TO VOTE AND SHALL BE VOTED IN SUCH MANNER UNLESS OTHER INSTRUCTIONS ARE INDICATED, IN WHICH CASE THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. PLEASE SIGN AND DATE ON THE REVERSE SIDE OF THIS PROXY. . REVOCABLE PROXY — AMERISTAR CASINOS, INC. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Change of Address — Please print new address below. C Non-Voting Items + +